Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232933

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
2.650% Senior Notes due 2025	$1,000,000,000	99.975%	$999,750,000	$121,169.70
3.200% Senior Notes due 2029	$1,250,000,000	99.686%	$1,246,075,000	$151,024.29
4.150% Senior Notes due 2049	$750,000,000	99.744%	$748,080,000	$90,667.30
Total	$3,000,000,000		$2,993,905,000	$362,861.29

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 1, 2019)

$3,000,000,000

$1,000,000,000 2.650% Senior Notes due 2025

$1,250,000,000 3.200% Senior Notes due 2029

$750,000,000 4.150% Senior Notes due 2049

Global Payments Inc. (“Global Payments” or the “Company”) is offering $1,000,000,000 principal amount of its 2.650% Senior Notes due 2025 (the “2025 notes”), $1,250,000,000 principal amount of its 3.200% Senior Notes due 2029 (the “2029 notes”) and $750,000,000 principal amount of its 4.150% Senior Notes due 2049 (the “2049 notes” and, together with the 2025 notes and the 2029 notes, the “notes”). The 2025 notes will mature on February 15, 2025, the 2029 notes will mature on August 15, 2029 and the 2049 notes will mature on August 15, 2049, in each case unless earlier redeemed or repurchased by us. Global Payments will pay interest on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020.

The Company may, at its option, redeem each series of the notes, in whole or in part, at any time and from time to time at the applicable redemption prices described in this prospectus supplement in “Description of the Notes—Optional redemption.” The Company must offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes—Change of control”) at the price described in this prospectus supplement in “Description of the Notes—Change of control.”

On May 27, 2019, the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”) with Total System Services, Inc. (“TSYS”), pursuant to which TSYS will merge with and into Global Payments (the “merger”), with Global Payments as the surviving entity, subject to the terms and conditions set forth therein. The Company intends to use the net proceeds from this offering, together with borrowings under its new term loan facility and new revolving credit facility (each as defined herein) and cash on hand, to refinance certain outstanding indebtedness of Global Payments and TSYS, make any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, pay transaction fees and costs related to the merger and for general corporate purposes.

The offering of the notes is not conditioned upon, and will be consummated before, the closing of the merger. Concurrently with the initial issuance of the notes, we will enter into an escrow agreement with U.S. Bank National Association, the trustee of the notes, which will act as escrow agent (the “escrow agent”), pursuant to which we will deposit, or cause to be deposited, into an account under the control of the escrow agent the net proceeds from this offering (together with any other property from time to time held in the escrow account, the “escrow property”). In order to cause the escrow agent to release the escrow property to us, on or prior to November 27, 2020 (the “outside date”), we must deliver an officer’s certificate to the escrow agent certifying that the merger will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the “escrow release condition”). If (i) the escrow release condition has not been fulfilled prior to 11:59 p.m. (New York City time) on the outside date or (ii) we deliver a termination notice to the escrow agent prior to 11:59 p.m. on the outside date indicating that (a) we will not pursue the consummation of the merger or (b) we have determined in our sole discretion that the escrow release condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the outside date (any event described in clause (i) or (ii) of this sentence, a “special mandatory redemption event”), (x) the trustee shall send a notice of special mandatory redemption on behalf of us to the holders on the Business Day (as defined in “Description of the Notes—Definitions”) after the occurrence of the special mandatory redemption event and (y) we will be required to redeem the notes on the date that is three Business Days following the occurrence of the special mandatory redemption event at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the Notes—Escrow of proceeds; Special mandatory redemption.” Except in respect of the escrow described under the heading “Description of the Notes—Escrow of proceeds; Special mandatory redemption,” the notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our future unsecured and unsubordinated indebtedness from time to time outstanding.

Each series of the notes is a new issue of securities with no established trading market. The Company has no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Global Payments Before Expenses
Per 2025 note	99.975%	0.600%	99.375%
Per 2029 note	99.686%	0.650%	99.036%
Per 2049 note	99.744%	0.875%	98.869%

Total	$2,993,905,000	$20,687,500	$2,973,217,500

(1)	Plus accrued interest if any, from August 14, 2019, if settlement occurs after that date.

We expect to deliver the notes to investors in registered book-entry only form through the facilities of The Depository Trust Company (“DTC”) on or about August 14, 2019. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Capital One Securities	MUFG	PNC Capital Markets LLC	SunTrust Robinson Humphrey

TD Securities			Wells Fargo Securities

Senior Co-Manager

Fifth Third Securities

Co-Managers

BMO Capital Markets	Regions Securities LLC	US Bancorp	Barclays	CIBC Capital Markets

HSBC	Mizuho Securities	Synovus Securities, Inc.	Citizens Capital Markets

The date of this prospectus supplement is August 7, 2019.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. In the event that the description of the offering in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

We have not, and the underwriters have not, authorized any other person to provide you with different or additional information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC is accurate as of any date other than its respective date. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless specifically indicated, the information presented in this prospectus supplement does not give effect to the proposed merger, which is currently expected to close in the fourth quarter of 2019. See “Summary—Merger with TSYS” in this prospectus supplement.

Unless otherwise specified or unless the context requires otherwise, references in this prospectus supplement to “we,” “our,” “us,” “the Company” and “Global Payments” refer to Global Payments Inc., a corporation organized under the laws of the state of Georgia, and not its subsidiaries.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3, including exhibits, with respect to the notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement, but do not contain all of the information included in the registration statement or the exhibits. Our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•

information we file with the SEC after the date of this prospectus supplement will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement and the accompanying prospectus.

SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offerings of all of the notes to which this prospectus supplement relates:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019;

•

the information in our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

•	our Current Reports on Form 8-K filed on April 26, 2019, May 28, 2019, May 31, 2019, July 16, 2019 and August 1, 2019.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference into this prospectus supplement.

Information that becomes a part of this prospectus after the date of this prospectus supplement will automatically update and, to the extent inconsistent, replace information in this prospectus supplement and information previously filed with the SEC.

You may request a copy of any of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8478

Attn: Investor Relations

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Certain of our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to them are available free of charge from the investor relations section of our website at www.globalpaymentsinc.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement. We take no responsibility for TSYS’ filings with the SEC, and we are not incorporating by reference such filings into this prospectus supplement or the accompanying prospectus.

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FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which TSYS and Global Payments operate and beliefs of and assumptions made by TSYS management and Global Payments management, as applicable, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of TSYS, Global Payments or the combined company.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “estimates,” “forecasts,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the merger, including expected future financial and operating results and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of TSYS or Global Payments or their management or board of directors, including those relating to products or services; and statements of future economic performance — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page S-17, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements or historical performance:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of TSYS and Global Payments to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against TSYS, Global Payments or their respective directors in respect of the merger or merger agreement;

•

the ability to obtain regulatory approvals and satisfy other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction;

•	the ability to obtain approval by TSYS shareholders and Global Payments shareholders on the expected terms and schedule;

•

difficulties and delays in integrating the TSYS and Global Payments businesses, including but not limited to with respect to implementing systems to prevent a material security breach of any internal systems or to successfully manage credit and fraud risks in business units;

•	failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all;

•	business disruptions from the proposed merger that will harm TSYS’ or Global Payments’ business, including current plans and operations;

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•

potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, including as it relates to TSYS’ or Global Payments’ ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients;

•	failing to comply with the applicable requirements of Visa, Mastercard or other payment networks or card schemes or changes in those requirements;

•	the ability of TSYS or Global Payments to retain and hire key personnel;

•	the diversion of management’s attention from ongoing business operations;

•

uncertainty as to the long-term value of the common stock of Global Payments following the merger, including the dilution caused by Global Payments’ issuance of additional shares of its common stock in connection with the transaction;

•	the continued availability of capital and financing following the merger;

•	the business, economic and political conditions in the markets in which TSYS and Global Payments operate;

•	the impact of new or changes in current laws, regulations, credit card association rules or other industry standards, including privacy and cybersecurity laws and regulations; and

•	events beyond TSYS’ or Global Payments’ control, such as acts of terrorism.

Any forward-looking statements speak only as of the date of this prospectus supplement or as of the date they were made, and except as required by law we do not undertake any obligation to update forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that the Company has filed with the SEC described under “Where You Can Find More Information” beginning on page S-iii.

We expressly qualify in their entirety all forward-looking statements attributable to the Company or any person acting on our behalf by the cautionary statements contained or referred to in this prospectus supplement and the accompanying prospectus.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, including the “Risk Factors” section beginning on page S-17 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference carefully before making a decision to invest in our notes.

Company Overview

Global Payments

Global Payments is a leading worldwide provider of payment technology and software solutions delivering innovative services to its customers globally. Its technologies, services and employee expertise enable it to provide a broad range of solutions that allow its customers to accept various payment types and operate their businesses more efficiently. Global Payments distributes its services across a variety of channels in 32 countries throughout North America, Europe, the Asia-Pacific region and Brazil and operates in three reportable segments: North America, Europe and Asia-Pacific.

Global Payments was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Global Payments has been in the payment technology services business since 1967. Since its spin-off, Global Payments has expanded in existing markets and into new markets internationally by pursuing further acquisitions and joint ventures. In 2016, Global Payments merged with Heartland Payment Systems, Inc., which significantly expanded its small and medium-sized enterprise distribution, customer base and vertical reach in the United States.

Global Payments is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000.

Global Payments common stock is traded on the NYSE under the symbol “GPN”.

Merger with TSYS

Overview

Pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019, by and between TSYS and Global Payments, TSYS will merge with and into Global Payments, with Global Payments as the surviving entity, subject to the terms and conditions set forth therein.

In the merger, holders of TSYS common stock will receive 0.8101 shares (the “exchange ratio” and such shares, the “merger consideration”) of Global Payments common stock, without par value (“Global Payments common stock”), for each share of TSYS common stock, par value $0.10 per share (“TSYS common stock”), they own. Holders of Global Payments common stock will continue to own their existing shares of Global Payments common stock. Based on Global Payments’ closing price on July 22, 2019 of $163.21, the exchange ratio represented approximately $132.22 in value for each share of TSYS common stock. The value of the Global Payments common stock at the time of completion of the merger could be greater than, less than or the same as the value of Global Payments common stock as of the date hereof.

Based on the current number of shares of TSYS common stock outstanding and reserved for issuance, Global Payments expects to issue approximately 143.4 million shares of Global Payments common stock to holders of TSYS common stock in the aggregate in the merger. Following the completion of the merger, we estimate that former holders of TSYS common stock will own approximately forty-eight percent (48%) and former holders of Global Payments common stock will own approximately fifty-two percent (52%) of the fully diluted shares of the combined company.

Each of Global Payments and TSYS made customary representations and warranties and agreed to customary covenants in the merger agreement, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the merger agreement and the closing of the merger.

The merger has not yet been approved by Global Payments shareholders or TSYS shareholders. The merger is currently expected to close in the fourth quarter of 2019 and remains subject to customary closing conditions, including, among others, the receipt of specified regulatory approvals or the expiration or termination of applicable waiting periods. On June 26, 2019, Global Payments and TSYS received early termination of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period.

The merger agreement contains certain termination rights for each of Global Payments and TSYS, including, among others, the right of each party to terminate the merger agreement if the merger has not been consummated by May 27, 2020 (as that date may be extended to August 27, 2020 by either party under certain circumstances in which the requisite regulatory approvals have not been obtained but the other closing conditions set forth in the merger agreement have been satisfied or waived). These provisions are subject to amendment or waiver, including amendment or waiver of the termination date, by Global Payments and TSYS.

If the merger agreement is terminated by either Global Payments or TSYS under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation by TSYS or Global Payments or their respective boards, TSYS or Global Payments may be required to pay a termination fee to the other equal to $860 million.

The merger agreement, including a summary of the termination provisions, is filed as an exhibit to our Current Report on Form 8-K filed on May 31, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. The foregoing description of the merger and the merger agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Merger Financing

Consummation of the merger is not conditioned on Global Payments’ ability to obtain financing. Global Payments intends to use the net proceeds from this offering, together with borrowings under its new term loan facility and new revolving credit facility (each as defined herein) and cash on hand, to refinance certain outstanding indebtedness of Global Payments and TSYS, make any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, pay transaction fees and costs related to the merger and for general corporate purposes. See “Use of Proceeds” and “Capitalization.”

In connection with entry into the merger agreement, the Company entered into certain commitment letters (the “commitment letters”), dated May 27, 2019, with Bank of America, N.A. (“Bank of America”) and certain other banks party thereto (collectively, the “banks”), pursuant to which the banks committed to, among other things, provide a bridge facility in an aggregate amount equal to $2.75 billion (the “bridge facility”), subject to the terms and conditions set forth in the commitment letters.

On July 9, 2019, in connection with the merger: (1) the Company, as borrower, entered into a Term Loan Credit Agreement (the “term loan credit agreement”) and (2) the Company, together with certain wholly owned subsidiaries of the Company (the “subsidiary borrowers”), as borrowers, entered into a Credit Agreement (the

“revolving credit agreement” and, together with the term loan credit agreement, the “credit agreements”), in each case with Bank of America, as administrative agent, and a syndicate of financial institutions, as lenders (the “lenders”) and other agents. Upon entry into the credit agreements, the aggregate commitments under the bridge facility were reduced to approximately $2.1 billion.

The term loan credit agreement provides for a senior unsecured $2.0 billion term loan facility and the Company, at its discretion, has the ability to seek to increase the term loan capacity by an additional $1.0 billion (the “new term loan facility”). The revolving credit agreement provides for a senior unsecured $3.0 billion revolving credit facility (the “new revolving credit facility” and, together with the new term loan facility, the “new facilities”). The new term loan facility and the new revolving credit facility are expected to be available for borrowing on the closing date of the merger. Borrowings on the closing date of the merger in an amount necessary to fund certain fees and costs relating to the merger and to refinance certain existing indebtedness of the Company and TSYS will be subject to limited conditionality, and all other borrowings will be subject to customary conditionality. The new facilities mature on the fifth anniversary of the closing date of the merger. The Company’s obligations under the new facilities are not guaranteed by any person. The Company has provided a guarantee of any borrowings made by the subsidiary borrowers under the new revolving credit facility. Borrowings under the new facilities may be repaid prior to maturity without premium or penalty, subject to payment of certain customary expenses of the lenders and customary notice provisions.

The new facilities are expected to replace the Company’s existing Second Amended and Restated Credit Agreement, dated as of July 31, 2015, as amended from time to time, in connection with the merger. The lenders’ commitments under the credit agreements will terminate on the date that is the earliest of the following: (i) if the merger has not been consummated, the date on which the merger agreement is terminated in accordance with its terms, (ii) the date of effectiveness of any written notice from the Company to Bank of America of its election to terminate the commitments thereunder and (iii) if the merger has not been consummated, 11:59 p.m. (New York City time) on the Termination Date (as defined in the merger agreement as in effect on May 27, 2019), as it may be extended in accordance with the terms of the merger agreement. Unless previously terminated, the lenders’ commitments under the new term loan facility will terminate upon the funding of the term loan on the closing date of the merger.

Overview of TSYS

Total System Services, Inc. is a global payment solutions provider headquartered in Columbus, Georgia. TSYS provides payment processing services, merchant services and related payment services to financial and nonfinancial institutions. In addition, TSYS provides general purpose reloadable prepaid debit and payroll cards, demand deposit accounts and other financial service solutions to the underbanked and other consumers and businesses. TSYS’ services are provided through three operating segments: Issuer Solutions, Merchant Solutions and Consumer Solutions. Through the Issuer Solutions segment, TSYS processes information through its cardholder systems to financial and nonfinancial institutions throughout the United States and internationally.

The Merchant Solutions segment provides merchant services to merchant acquirers and merchants primarily in the United States. The Consumer Solutions segment provides financial service solutions to consumers and businesses in the United States. TSYS was incorporated in 1982 and spun-off from its former parent company in 2007. In 2018, TSYS had $4.0 billion in total revenue, $0.8 billion in operating income and $578 million in net income. In the second quarter of 2019, TSYS had approximately $1.035 billion in total revenue, $219 million in operating income and $163 million in net income.

TSYS’ principal office is located at One TSYS Way, Columbus, Georgia 31901, and its telephone number at that location is (706) 644-6081. TSYS common stock is traded on the NYSE under the symbol “TSS”.

For more information on TSYS, including a description of its business, financial condition, results of operations and other important information, TSYS’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the three and six months ended June 30, 2019 and for the year ended December 31, 2018, and its consolidated financial statements for the three and six months ended June 30, 2019 and 2018 and each of the fiscal years ended December 31, 2018, 2017 and 2016, see Global Payments’ Current Report on Form 8-K filed on August 1, 2019. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Please also see the selected unaudited pro forma condensed combined financial information of Global Payments and TSYS included elsewhere in this prospectus supplement under the heading “Selected Unaudited Pro Forma Condensed Combined Financial Information.” The selected unaudited pro forma condensed combined financial information includes selected unaudited pro forma condensed combined income statement information for the six months ended June 30, 2019 and the year ended December 31, 2018, which reflect the combined historical consolidated statements of income of Global Payments and TSYS giving effect to the merger as if it had occurred on January 1, 2018, and selected unaudited pro forma condensed combined balance sheet information as of June 30, 2019, which reflects the combined historical consolidated balance sheets of Global Payments and TSYS giving effect to the merger as if it had occurred on June 30, 2019. On a pro forma basis after giving effect to the merger, we would have had approximately $7.4 billion in total revenue and $1.1 billion in operating income in 2018 and $3.9 billion in total revenue and $647 million in operating income in the first half of 2019.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement. Unless otherwise specified or the context otherwise requires, all references in this “Summary—The Offering” section to “we,” “us” and “our” refer to Global Payments Inc. and not its subsidiaries.

Issuer	Global Payments Inc.

Notes Offered

$1,000,000,000 aggregate principal amount of

2.650% Senior Notes due 2025 (the “2025 notes”),

$1,250,000,000 aggregate principal amount of

3.200% Senior Notes due 2029 (the “2029 notes”),

$750,000,000 aggregate principal amount of

4.150% Senior Notes due 2049 (the “2049 notes” and, together with the 2025 notes and the 2029 notes, the “notes”).

Maturity Dates	The 2025 notes will mature on February 15, 2025, the 2029 notes will mature on August 15, 2029 and the 2049 notes will mature on August 15, 2049, in each case unless earlier redeemed or repurchased by us.

Interest Rate	The 2025 notes will bear interest at 2.650% per year, the 2029 notes will bear interest at 3.200% per year and the 2049 notes will bear interest at 4.150% per year.

Interest Payment Dates	February 15 and August 15 of each year, beginning on February 15, 2020.

Ranking

Except in respect of the escrow described under the heading “Description of the Notes—Escrow of proceeds; Special mandatory redemption,” the notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our future unsecured and unsubordinated indebtedness from time to time outstanding. Except in respect of the escrow described under the heading “Description of the Notes—Escrow of proceeds; Special mandatory redemption,” our obligations arising under the notes will not be secured by any of our assets or guaranteed by any of our subsidiaries.

Except in respect of the escrow described under the heading “Description of the Notes—Escrow of proceeds; Special mandatory redemption,” the notes will be effectively subordinated to any secured indebtedness we currently have outstanding or may incur in the future, in each case to the extent of the value of the property and assets securing such indebtedness, and will be structurally subordinated in right of payment to the liabilities (including trade accounts payable) and preferred equity of our subsidiaries, which after consummation of the merger in accordance with the merger agreement will include any liabilities and preferred equity of any subsidiaries of TSYS.

As of June 30, 2019, we had outstanding, on a consolidated basis, approximately $5.2 billion of secured indebtedness (excluding capital leases and settlement facilities). Also at that date, our subsidiaries had no indebtedness to third parties (excluding capital leases and settlement facilities) and had issued no preferred equity. After giving effect to the merger as if it had occurred on June 30, 2019 and the anticipated refinancing of outstanding indebtedness of Global Payments and TSYS and its subsidiaries on the closing date of the merger as described in “Summary—Merger with TSYS—Merger Financing”, we would have had outstanding, on a consolidated basis, approximately $6.7 billion of unsecured unsubordinated indebtedness and no secured indebtedness (in each case, excluding capital leases, settlement facilities and the notes offered hereby), and our subsidiaries, which would include the subsidiaries of TSYS, would have had no indebtedness to third parties (excluding capital leases and settlement facilities) and would have issued no preferred equity. See “Capitalization.”

Optional Redemption	The notes of each series will be redeemable, at our option, in whole or in part, at any time and from time to time, at the applicable redemption price described in “Description of the Notes—Optional redemption.”

Escrow of Proceeds; Special Mandatory Redemption

The offering of the notes is not conditioned upon, and will be consummated before, the closing of the merger.

Concurrently with the initial issuance of the notes, we will enter into an escrow agreement with U.S. Bank National Association, the trustee of the notes, which will act as escrow agent (the “escrow agent”), pursuant to which we will deposit, or cause to be deposited, into an account under the control of the escrow agent the net proceeds from the initial issuance of the notes (together with any other property from time to time held in the escrow account, the “escrow property”). As long as the escrow property is deposited with the escrow agent, it will be invested by the escrow agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us.

In order to cause the escrow agent to release the escrow property to us, on or prior to November 27, 2020 (the “outside date”), we must deliver an officer’s certificate to the escrow agent certifying that the merger will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the “escrow release condition”).

If the escrow release condition is fulfilled prior to 11:59 p.m. (New York City time) on the outside date, the escrow agent will release the escrow property (including investment earnings) to or at the order of Global Payments.

If (i) the escrow release condition has not been fulfilled prior to 11:59 p.m. (New York City time) on the outside date or (ii) we deliver a termination notice to the escrow agent prior to 11:59 p.m. (New York

City time) on the outside date indicating that (a) we will not pursue the consummation of the merger or (b) we have determined in our sole discretion that the escrow release condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the outside date (any event described in clause (i) or (ii) of this sentence, a “special mandatory redemption event”), (x) the trustee shall send a notice of special mandatory redemption on behalf of us to the holders on the Business Day after the occurrence of the special mandatory redemption event and (y) we will be required to redeem the notes on the date that is three Business Days following the occurrence of the special mandatory redemption event at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

See “Description of the Notes—Escrow of proceeds; Special mandatory redemption.”

Offer to Repurchase Upon Change of Control Repurchase Event	Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes—Change of control”), each holder will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Change of control.”

Covenants

The indenture governing the notes will contain covenants that, among other matters, limit (i) our ability to consolidate with, or merge with or into, any other person (other than in a merger or consolidation in which we are the continuing person) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (in one transaction or a series of transactions) to any other person (other than one or more of our subsidiaries) and (ii) our and certain of our subsidiaries’ ability to incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money if such indebtedness or any such guarantee is or becomes secured by a lien on certain of our subsidiaries’ Principal Properties (as defined in “Description of the Notes—Definitions”) or on any stock or indebtedness for borrowed money of certain of our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes—Certain covenants.”

Reopening	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first interest payment date); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $2.97 billion, after deducting the underwriting discounts and estimated offering expenses payable by us. The net proceeds from this offering will be deposited into the escrow account. See “—Escrow of Proceeds; Special Mandatory Redemption” above and “Description of the Notes—Escrow of proceeds; Special mandatory redemption.” Upon release from escrow if the escrow release condition has been fulfilled, we intend to use the net proceeds from this offering, together with borrowings under our new term loan facility and new revolving credit facility and cash on hand, to refinance certain outstanding indebtedness of Global Payments and TSYS, make any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, pay transaction fees and costs related to the merger and for general corporate purposes. If a special mandatory redemption event has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the special mandatory redemption price. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters may be lenders with respect to amounts currently outstanding under Global Payments’ and TSYS’ existing bank loans or holders of TSYS’ existing notes and will receive a ratable portion of the part of the proceeds of this offering used to refinance the outstanding indebtedness of Global Payments and TSYS on the closing date of the merger. Because more than 5% of the net proceeds of this offering may be received by affiliates of certain of these underwriters, this offering is being conducted in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Form and Denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes—Book-entry settlement and clearance.”

Trustee, Securities Registrar and Paying Agent	U.S. Bank National Association.

Absence of Markets for the Notes	Each series of the notes is a new issue of securities with no established trading markets. We have no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any markets for the notes.

Summary Consolidated Historical Financial Data of Global Payments

The following table presents selected consolidated historical financial data of Global Payments. The selected consolidated historical financial data as of and for the years ended December 31, 2018 and 2017, the seven months ended December 31, 2016, and the year ended May 31, 2016, have been derived from Global Payments’ audited consolidated financial statements and accompanying notes contained in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated into this prospectus supplement by reference, and the selected consolidated historical financial data as of and for the years ended May 31, 2015 and 2014 have been derived from Global Payments’ audited consolidated financial statements and accompanying notes filed with the SEC and not included or incorporated by reference in this prospectus supplement. The selected consolidated historical financial data as of and for the six months ended June 30, 2019 and 2018 have been derived from Global Payments’ unaudited consolidated financial statements contained in Global Payments’ Quarterly Report on Form 10-Q for the period ended June 30, 2019, which is incorporated into this prospectus supplement by reference, and its Quarterly Report on Form 10-Q for the period ended June 30, 2018, which is not included or incorporated by reference in this prospectus supplement. Historical financial data as of and for the six months ended June 30, 2019 and 2018 are unaudited and include, in Global Payments management’s opinion, all known adjustments necessary for a fair presentation of the results of operations and financial condition of Global Payments. These adjustments consist of normal recurring accruals and estimates that affect the carrying amount of assets and liabilities. You should not assume the results of operations for past periods are indicative of results for any future periods.

The information set forth below is only a summary. You should read the selected financial data set forth below in conjunction with (i) “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) “Item 8—Financial Statements and Supplementary Data” and (iii) the historical consolidated financial statements of Global Payments and the related notes presented in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018. You should also read this information in conjunction with the historical consolidated financial statements of Global Payments and related notes presented in Global Payments’ Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and June 30, 2018. Global Payments’ historical consolidated financial information may not be indicative of the future performance of Global Payments or the combined company. For more information, see the section entitled “Where You Can Find More Information” beginning on page S-iii.

(in thousands)	Six Months Ended June 30,		Year Ended December 31,		Seven Months Ended December 31, 2016	Year Ended May 31,
	2019	2018	2018	2017		2016
Income statement data:(1)
Revenues(2)	$1,818,190	$1,628,141	$3,366,366	$3,975,163	$2,202,896	$2,898,150
Operating income(3)	421,218	346,907	737,055	558,868	237,951	424,944
Net income(3)(4)	249,245	215,315	484,667	494,070	137,683	290,217
Net income attributable to Global Payments(3)(4)	232,800	200,468	452,053	468,425	124,931	271,666
Balance sheet data (at period end):(1)(5)
Total assets	$14,584,072	$12,299,877	$13,230,774	$12,998,069	$10,664,350	$10,509,952
Settlement lines of credit	736,209	547,341	700,486	635,166	392,072	378,436
Long-term debt	5,151,647	4,329,859	5,130,243	4,659,716	4,438,612	4,515,286
Total equity	4,175,116	4,016,001	4,186,343	3,965,231	2,779,342	2,877,404

(1)	The financial data in the table above reflect the effects of acquisitions and borrowings to fund certain of those acquisitions.
(2)

On January 1, 2018, Global Payments adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers (Topic 606),” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to this new revenue standard (“ASC 606”). The new standard changed the presentation of certain amounts that Global Payments pays to third parties that were previously presented as operating expenses. Effective with the adoption of the new standard, network fees are recognized as a reduction to revenue. This change in presentation of fees paid to third parties reduces reported revenues and operating expenses under generally accepted accounting principles (“GAAP”) by the same amount and has no effect on operating income.

(3)

Operating income, net income and net income attributable to Global Payments in the table above reflect acquisition and integration expenses of $19.5 million and $26.4 million, respectively, during the six months ended June 30, 2019 and 2018 and $56.1 million for the year ended December 31, 2018, $94.6 million for the year ended December 31, 2017, $91.6 million for the 2016 fiscal transition period and $51.3 million for the year ended May 31, 2016.

(4)

Net income and net income attributable to Global Payments in the table above also reflect: (a) the effects of a net income tax benefit of $23.3 million in connection with adjustments made to accounting estimates associated with the U.S. Tax Cut and Jobs Act of 2017 (the “2017 U.S. Tax Act) for the year ended December 31, 2018 and a provisional net income tax benefit of $158.7 million recorded in connection with the 2017 U.S. Tax Act for the year ended December 31, 2017, and (b) a gain of $41.2 million recorded in connection with the sale of membership interests in Visa Europe Limited for the seven months ended December 31, 2016.

(5)

On January 1, 2019, Global Payments adopted ASU 2016-02, “Leases,” as well as other related clarifications and interpretive guidance, which requires recognition of assets and liabilities for the rights and obligations created by leases. The adoption of ASU 2016-02 resulted in the measurement and recognition of lease liabilities in the amount of $274 million and right-of-use assets in the amount of $236 million as of January 1, 2019.

Global Payments supplements revenues and operating income information determined in accordance with GAAP by providing those measures on an adjusted basis, and other measures, to assist with evaluating performance. In addition to GAAP measures, management uses these non-generally accepted accounting principles (“non-GAAP”) measures to focus on the factors the company believes are pertinent to the daily management of our operations and to investors in our debt securities. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the tables below.

(in thousands)	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Non-GAAP financial measures (unaudited):
Adjusted net revenue:
GAAP revenue	$1,818,190	$1,628,141	$3,366,366	$3,975,163	$3,370,976
Net revenue adjustments(1)	(96,710)	(144,084)	(269,046)	(518,019)	(526,968)

Non-GAAP revenue	1,721,480	1,484,057	3,097,320	3,457,144	2,844,008
Network fees(2)	436,077	422,723	872,056	—	—

Adjusted net revenue plus network fees	$2,157,557	$1,906,780	$3,969,376	$3,457,144	$2,844,008

Adjusted EBITDA:
GAAP operating income	$421,218	$346,907	$737,055	$558,868	$356,348
Net revenue adjustments(1)	8,641	5,869	11,534	7,234	—
Earnings adjustments(3)	259,467	236,711	507,858	485,231	459,511

Non-GAAP operating income	689,326	589,487	1,256,447	1,051,333	815,859
Depreciation and amortization (excluding amortization of acquired intangibles)	82,760	69,088	145,128	113,273	85,681
Amortization of capitalized customer acquisition costs	31,965	23,835	51,541	45,098	16,758

Adjusted EBITDA	$804,051	$682,410	$1,453,116	$1,209,704	$918,298

(1)

Represents adjustments to revenues for gross-up related payments (included in operating expenses) associated with certain lines of business to reflect economic benefits to the company. For the six months ended June 30, 2019 and June 30, 2018, includes $8.6 million and $5.9 million, respectively, to eliminate the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses. For the year ended December 31, 2018 and December 31, 2017, includes $11.5 million and $7.2 million, respectively to eliminate the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses. Also, for the year ended December 31, 2017, includes an adjustment for our gaming cash advance solutions and other de minimis amounts for our European business to present it on a basis that is comparable to the current presentation. This adjustment has not, however, been included for the year ended December 31, 2016, such that adjusted net revenue and adjusted net revenue plus network fees for this period are not comparable to the other periods presented that reflect the accounting change.

(2)

Global Payments adopted ASC 606 on January 1, 2018. The new accounting standard changed the presentation of certain amounts that we pay to third parties, including payment networks. This change in presentation affected our reported GAAP revenues and operating expenses by the same amount and had no effect on operating income. For 2016 and 2017, payment network fees were presented within operating expenses and in 2018 and 2019, payment network fees are presented as a reduction of revenues. As a result, adjusted net revenue plus network fees for the six months ended June 30, 2019 and 2018 and the year ended December 31, 2018 is presented on a basis that is comparable to the prior years.

(3)

For the six months ended June 30, 2019, earnings adjustments to operating income included amortization of acquired intangibles of $212.1 million, share-based compensation expense of $27.9 million and acquisition and integration expenses of $19.5 million.

For the six months ended June 30, 2018, earnings adjustments to operating income included amortization of acquired intangibles of

$177.4 million, share-based compensation expense of $30.1 million, acquisition and integration expenses of $26.4 million and other adjustments of $2.8 million. For the year ended December 31, 2018, earnings adjustments to operating income included amortization of acquired intangibles of $379.9 million, share-based compensation expense of $57.8 million, acquisition and integration expenses of $56.1 million, non-cash asset abandonment charges of $7.6 million associated with technology integrations, employee termination benefits of $4.7 million, and other adjustments of $1.7 million. For the year ended December 31, 2017, earnings adjustments to operating income included amortization of acquired intangibles of $340.0 million, acquisition and integration expenses of $101.0 million, share-based compensation expense of $39.4 million, employee termination benefits of $4.5 million and other adjustments of $0.3 million. For the year ended December 31, 2016, earnings adjustments to operating income included amortization of acquired intangibles of $261.5 million, acquisition and integration costs of $143.3 million, share-based compensation expense of $32.6 million, litigation-related costs of $17.0 million and other adjustments of $5.1 million.

(in thousands)

Segment Information (unaudited):

	Six Months Ended
	June 30, 2019			June 30, 2018
	GAAP	Non-GAAP(1)	Non-GAAP Adjusted Net Revenue Plus Network Fees(1)(2)	GAAP	Non-GAAP(1)	Non-GAAP Adjusted Net Revenue Plus Network Fees(1)(2)
Revenues:
North America	$1,394,341	$1,296,385	$1,626,871	$1,215,830	$1,071,746	$1,395,079
Europe	303,218	303,218	368,890	298,908	298,908	361,045
Asia-Pacific	120,631	121,877	161,796	113,403	113,403	150,656

	$1,818,190	$1,721,480	$2,157,557	$1,628,141	$1,484,057	$1,906,780

Operating income:
North America	$341,433	$548,388		$272,588	$446,736
Europe	158,306	174,696		153,230	167,831
Asia-Pacific	50,530	56,310		43,351	49,118
Corporate	(129,051)	(90,068)		(122,262)	(74,198)

	$421,218	$689,326		$346,907	$589,487

	Year Ended December 31,
	2018			2017		2016
	GAAP	Non-GAAP(1)	Non-GAAP Adjusted Net Revenue Plus Network Fees(1)(2)	GAAP	Non-GAAP(1)	GAAP	Non-GAAP(1)
Revenues:
North America	$2,522,284	$2,252,819	$2,915,681	$2,929,522	$2,527,899	$2,475,323	$2,036,989
Europe	610,930	610,930	742,901	767,524	651,128	655,477	566,843
Asia-Pacific	233,152	233,571	310,794	278,117	278,117	240,176	240,176

	$3,366,366	$3,097,320	$3,969,376	$3,975,163	$3,457,144	$3,370,976	$2,844,008

Operating income:
North America	$570,630	$952,881		$457,009	$780,609	$350,291	$584,298
Europe	318,392	349,660		272,769	302,641	232,882	267,891
Asia-Pacific	93,402	103,735		81,273	89,122	58,709	70,000
Corporate	(245,369)	(149,829)		(252,183)	(121,039)	(285,534)	(106,330)

	$737,055	$1,256,447		$558,868	$1,051,333	$356,348	$815,859

(1)	See the following tables for a reconciliation of adjusted net revenue, adjusted net revenue plus network fees and adjusted operating income by segment to the most comparable GAAP measures.
(2)

Global Payments adopted ASC 606 on January 1, 2018. The new accounting standard changed the presentation of certain amounts that we pay to third parties, including payment networks. This change in presentation affected our reported GAAP revenues and operating expenses by the same amount and had no effect on operating income. Also, ASC 606 changed the presentation of revenue for our gaming cash advance solutions and had a de minimis impact on revenue from our European business. For our gaming cash advance solutions, certain amounts we previously presented as operating expenses are now recognized as a reduction of revenue under GAAP.

(in thousands)

Reconciliation of segment non-GAAP financial measures to GAAP measures (unaudited):

	Six Months Ended June 30, 2019
	GAAP	Net Revenue Adjustments(1)	Earnings Adjustments(2)	Non-GAAP	Network Fees	Non-GAAP Adjusted Net Revenue Plus Network Fees
Revenues:
North America	$1,394,341	$(97,956)	$—	$1,296,385	$330,486	$1,626,871
Europe	303,218	—	—	303,218	65,672	368,890
Asia-Pacific	120,631	1,246	—	121,877	39,919	161,796

	$1,818,190	$(96,710)	$—	$1,721,480	$436,077	$2,157,557

Operating income:
North America	$341,433	$7,395	$199,560	$548,388
Europe	158,306	—	16,390	174,696
Asia-Pacific	50,530	1,246	4,534	56,310
Corporate	(129,051)	—	38,983	(90,068)

	$421,218	$8,641	$259,467	$689,326

	Six Months Ended June 30, 2018
	GAAP	Net Revenue Adjustments(1)	Earnings Adjustments(2)	Non-GAAP	Network Fees	Non-GAAP Adjusted Net Revenue Plus Network Fees
Revenues:
North America	$1,215,830	$(144,084)	$—	$1,071,746	$323,333	$1,395,079
Europe	298,908	—	—	298,908	62,137	361,045
Asia-Pacific	113,403	—	—	113,403	37,253	150,656

	$1,628,141	$(144,084)	$—	$1,484,057	$422,723	$1,906,780

Operating income:
North America	$272,588	$5,869	$168,279	$446,736
Europe	153,230	—	14,601	167,831
Asia-Pacific	43,351	—	5,767	49,118
Corporate	(122,262)	—	48,064	(74,198)

	$346,907	$5,869	$236,711	$589,487

(1)

Represents adjustments to revenues for gross-up related payments (included in operating expenses) associated with certain lines of business to reflect economic benefits to the company. For the six months ended June 30, 2019 and June 30, 2018, includes $8.6 million and $5.9 million, respectively, to eliminate the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses.

(2)

For the six months ended June 30, 2019, earnings adjustments to operating income included amortization of acquired intangibles of $212.1 million, share-based compensation expense of $27.9 million and acquisition and integration expenses of $19.5 million.

For the six months ended June 30, 2018, earnings adjustments to operating income included amortization of acquired intangibles of $177.4 million, share-based compensation expense of $30.1 million, acquisition and integration expenses of $26.4 million and other adjustments of $2.8 million.

	Year Ended December 31, 2018
	GAAP	Net Revenue Adjustments(1)	Earnings Adjustments(2)	Non-GAAP	Network Fees(3)	Non-GAAP Adjusted Net Revenue Plus Network Fees
Revenues:
North America	$2,522,284	$(269,465)	$—	$2,252,819	$662,862	$2,915,681
Europe	610,930	—	—	610,930	131,971	742,901
Asia-Pacific	233,152	419	—	233,571	77,223	310,794

	$3,366,366	$(269,046)	$—	$3,097,320	$872,056	$3,969,376

Operating income:
North America	$570,630	$11,534	$370,717	$952,881
Europe	318,392	—	31,268	349,660
Asia-Pacific	93,402	—	10,333	103,735
Corporate	(245,369)	—	95,540	(149,829)

	$737,055	$11,534	$507,858	$1,256,447

	Year Ended December 31, 2017				Year Ended December 31, 2016
	GAAP	Net Revenue Adjustments(1)(3)	Earnings Adjustments(2)	Non-GAAP	GAAP	Net Revenue Adjustments(1)	Earnings Adjustments(2)	Non-GAAP
Revenues:
North America	$2,929,522	$(401,623)	$—	$2,527,899	$2,475,323	$(438,334)	$—	$2,036,989
Europe	767,524	(116,396)	—	651,128	655,477	(88,634)	—	566,843
Asia-Pacific	278,117	—	—	278,117	240,176	—	—	240,176

	$3,975,163	$(518,019)	$—	$3,457,144	$3,370,976	$(526,968)	$—	$2,844,008

Operating income:
North America	$457,009	$7,234	$316,366	$780,609	$350,291	$—	$234,007	$584,298
Europe	272,769	—	29,872	302,641	232,882	—	35,009	267,891
Asia-Pacific	81,273	—	7,849	89,122	58,709	—	11,291	70,000
Corporate	(252,183)	—	131,144	(121,039)	(285,534)	—	179,204	(106,330)

	$558,868	$7,234	$485,231	$1,051,333	$356,348	$—	$459,511	$815,859

(1)

Represents adjustments to revenues for gross-up related payments (included in operating expenses) associated with certain lines of business to reflect economic benefits to the company. For the years ended December 31, 2018 and 2017, includes $11.5 million and $7.2 million, respectively, to eliminate the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses.

(2)

For the year ended December 31, 2018, earnings adjustments to operating income included amortization of acquired intangibles of $379.9 million, share-based compensation expense of $57.8 million, acquisition and integration expenses of $56.1 million, non-cash asset abandonment charges of $7.6 million associated with technology integrations, employee termination benefits of $4.7 million, and other adjustments of $1.7 million. For the year ended December 31, 2017, earnings adjustments to operating income included amortization of acquired intangibles of $340.0 million, acquisition and integration expenses of $101.0 million, share-based compensation expense of $39.4 million, employee termination benefits of $4.5 million and other adjustments of $0.3 million. For the year ended December 31, 2016, earnings adjustments to operating income included amortization of acquired intangibles of $261.5 million, acquisition and integration costs of $143.3 million, share-based compensation expense of $32.6 million, litigation-related costs of $17.0 million and other adjustments of $5.1 million.

(3)

Global Payments adopted ASC 606 on January 1, 2018. The new accounting standard changed the presentation of certain amounts that we pay to third parties, including payment networks. This change in presentation affected our reported GAAP revenues and operating expenses by the same amount and had no effect on operating income. For 2016 and 2017, payment network fees were presented within operating expenses and in 2018 and 2019, payment network fees are presented as a reduction of revenues. As a result, adjusted net revenue plus network fees for the six months ended June 30, 2019 and 2018 and the year ended December 31, 2018 is presented on a basis that is comparable to the prior years. Adjusted net revenue plus network fees for the year ended December 31, 2017 includes an adjustment for our gaming cash advance solutions and other de minimis amounts for our European business to present it on a basis that is comparable to the current presentation. This adjustment has not, however, been included for the year ended December 31, 2016, such that adjusted net revenue and adjusted net revenue plus network fees for this period are not comparable to the other periods presented that reflect the accounting change.

Summary Consolidated Historical Financial Data of TSYS

The following table presents selected consolidated historical financial data of TSYS. The selected consolidated historical financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from TSYS’ audited consolidated financial statements and accompanying notes contained in Global Payments’ Current Report on Form 8-K filed on August 1, 2019, which is incorporated into this prospectus supplement by reference. The selected consolidated historical financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from TSYS’ audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this prospectus supplement by reference. The selected consolidated historical financial data for TSYS as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 has been derived from TSYS’ unaudited interim consolidated financial statements contained in Global Payments’ Current Report on Form 8-K filed on August 1, 2019, which is incorporated into this prospectus supplement by reference. In TSYS’ opinion, such unaudited financial statements include all adjustments necessary for a fair presentation of the interim June 30, 2019 and 2018 financial information. Interim results for the six months ended June 30, 2019 are not necessarily indicative of, and are not projections for, the results to be expected for the year ending December 31, 2019.

The information set forth below is only a summary. You should read the following information together with TSYS’ consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement. TSYS’ historical consolidated financial information may not be indicative of the future performance of TSYS or the combined company. For more information, see the section entitled “Where You Can Find More Information” beginning on page S-iii.

(in thousands) Income statement data:	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Total revenues*	$2,070,016	$1,994,750	$4,028,211	$4,927,965	$4,170,077

Operating income	$442,357	$396,969	$822,738	$734,044	$573,382

Income from continuing operations, net of tax	$324,367	$285,537	$577,917	$592,216	$325,972
Income from discontinued operations, net of tax	$—	$—	$—	$—	$—

Net income	$324,367	$285,537	$577,917	$592,216	$325,972
Net income attributable to noncontrolling interests	$—	$(1,261)	$(1,261)	$(6,031)	$(6,334)

Net income attributable to TSYS common shareholders	$324,367	$284,276	$576,656	$586,185	$319,638

*	TSYS adopted the new revenue guidance under Accounting Standards Update 2014-09 (ASC 606) as of January 1, 2018.

(in thousands) Balance sheet data (at period end):	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Total assets	$7,706,806	$7,466,490	$7,468,709	$6,331,689	$6,366,177
Obligations under long-term borrowings, finance leases and license agreements, excluding current portion	$4,042,738	$4,053,187	$3,889,541	$2,628,002	$3,313,276

TSYS management evaluates TSYS’ operating performance based upon net revenue, a constant currency basis, adjusted EBITDA, adjusted earnings, adjusted diluted EPS and free cash flow, which are all non-GAAP measures. TSYS also uses these non-GAAP financial measures to evaluate and assess TSYS’ financial performance against budget.

Although non-GAAP financial measures are often used to measure TSYS’ operating results and assess its financial performance, they are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation.

TSYS believes that its provision of non-GAAP financial measures provides investors with important key financial performance indicators that are utilized by TSYS management to assess TSYS’ operating results, evaluate the business and make operational decisions on a prospective, going-forward basis. Hence, TSYS management provides disclosure of non-GAAP financial measures to give TSYS shareholders and potential investors an opportunity to see TSYS as viewed by TSYS management, to assess TSYS with some of the same tools that TSYS management utilizes internally and to be able to compare such information with prior periods. TSYS believes that inclusion of non-GAAP financial measures provides investors with additional information to help them better understand its financial statements just as TSYS management utilizes these non-GAAP financial measures to understand the business, manage budgets and allocate resources.

Although TSYS excludes the amortization of purchased intangibles from these non-GAAP measures, TSYS management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

The following tables provide a reconciliation of GAAP to TSYS’ net revenue and adjusted EBITDA non-GAAP financial measures:

(in thousands) Non-GAAP financial measures (unaudited):	Six Months Ended June 30,		As of December 31,
	2019	2018	2018	2017	2016
Net revenue:
GAAP revenue	$2,070,016	$1,994,750	$4,028,211	$4,927,965	$4,170,077
Reimbursable items, interchange and payment network fees	109,827	102,705	212,311	1,527,633	1,128,201

Net revenue	$1,960,189	$1,892,045	$3,815,900	$3,400,332	$3,041,876

Adjusted EBITDA:
GAAP net income	$324,367	$285,537	$577,917	$592,216	$325,972
Equity in income of equity investments	(23,444)	(22,929)	(45,156)	(40,532)	(26,115)
Income tax expense	61,027	55,549	127,003	65,878	161,175
Interest expense, net	85,783	77,772	158,881	116,028	113,523
Depreciation and amortization(a)	208,483	208,679	408,573	405,906	373,546
Client incentive/contract asset amortization(a)	16,288	13,584	28,105	—	—
Contract cost amortization(a)	16,024	19,238	35,729	—	—
(Gain) loss on foreign currency translations	287	(107)	(109)	907	(1,748)
Other non-operating (income) expenses	(5,663)	1,147	4,202	(453)	575
Share-based compensation	22,214	20,524	48,758	42,409	43,728
Merger and integration expenses(b)	20,860	16,949	26,550	13,367	28,176
Litigation, claims, judgments or settlements	—	—	—	1,947	21,719

Adjusted EBITDA	$726,226	$675,943	$1,370,453	$1,197,673	$1,040,551

(a)	Client incentive/contract asset amortization and contract cost asset amortization are no longer included in depreciation and amortization due to the adoption of ASC 606 on January 1, 2018.
(b)	Costs associated with acquisitions and integrations are included in selling, general and administrative expenses.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following tables present unaudited pro forma condensed combined financial information about the combined company’s consolidated balance sheet and statement of income after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the merger as if it had taken place on June 30, 2019. The information under “Unaudited Pro Forma Condensed Combined Income Statement Data” in the table below gives effect to the merger as if it had taken place on January 1, 2018, the beginning of the earliest period presented. This selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Global Payments is considered the acquirer of TSYS for accounting purposes.

This selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on currently available information and assumptions and estimates considered appropriate by Global Payments management; however, it is not necessarily indicative of what the combined company’s consolidated financial condition or results of operations actually would have been assuming the merger had been completed as of the dates indicated, nor does it purport to represent the combined company’s consolidated balance sheet or statement of income for future periods. The unaudited pro forma condensed combined financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors” beginning on page S-17. The information presented below should be read in conjunction with the historical consolidated financial statements of Global Payments and TSYS, including the related notes, filed by each of them with the SEC, in addition to the unaudited pro forma condensed combined financial information of Global Payments and TSYS, including the related notes incorporated by reference in this prospectus supplement. See the section entitled “Where You Can Find More Information” beginning on page S-iii.

(In thousands) Unaudited Pro Forma Condensed Combined Income Statement Data:	Six Months Ended June 30, 2019	Year Ended December 31, 2018

Revenues	$3,872,003	$7,356,745
Operating income	646,644	1,086,273
Net income attributable to controlling shareholders	417,371	682,018

(In thousands) Unaudited Pro Forma Condensed Combined Balance Sheet Data:	As of June 30, 2019

Cash and cash equivalents	$1,348,536
Total assets	45,344,227
Long-term debt	9,404,185
Total equity	27,742,685

RISK FACTORS

Investing in the notes involves risks. Before you invest in the notes, you should carefully consider the factors set forth below and the information included elsewhere in this prospectus supplement, the accompanying prospectus and the other documents we file with the SEC that are incorporated by reference herein and therein. See “Where You Can Find More Information” beginning on page S-iii. We also urge you to consider carefully the factors set forth under the heading “Forward-Looking Statements” beginning on page S-v.

Risks Related to Global Payments’ Existing Business, the Merger and Global Payments’ Business Following the Merger

See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2019, each of which includes a discussion of certain risks related to Global Payments’ existing business, the merger and business following the merger and each of which is incorporated by reference herein. See “Where You Can Find More Information” beginning on page S-iii.

Risks Related to TSYS’ Business

Following consummation of the merger, we will also be subject to the risks related to TSYS. We have filed a summary of those risks as Exhibit 99.6 to our Current Report on Form 8-K filed on August 1, 2019, which is incorporated by reference herein. See “Where You Can Find More Information” beginning on page S-iii.

Risks Related to the Notes

If (i) we do not deliver an officer’s certificate to the escrow agent on or prior to November 27, 2020 (the “outside date”) certifying that the merger will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the “escrow release condition”) or (ii) we deliver a termination notice to the escrow agent prior to 11:59 p.m. (New York City time) on the outside date indicating that (a) we will not pursue the consummation of the merger or (b) we have determined in our sole discretion that the escrow release condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the outside date, (x) the trustee shall send a notice of special mandatory redemption on behalf of us to the holders on the Business Day after the occurrence of the special mandatory redemption event and (y) we will be required to redeem the notes on the date that is three Business Days following the occurrence of the special mandatory redemption event at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Our ability to complete the merger is subject to various conditions, certain of which are beyond our control. The merger agreement contains certain termination provisions permitting each of Global Payments and TSYS to terminate the merger agreement under certain circumstances.

If (i) we do not deliver an officer’s certificate to the escrow agent prior to 11:59 p.m. (New York City time) on the outside date certifying that the merger will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the “escrow release condition”) or (ii) we deliver a termination notice to the escrow agent prior to 11:59 p.m. (New York City time) on the outside date indicating that (a) we will not pursue the consummation of the merger or (b) we have determined in our sole discretion that the escrow release condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the outside date, (x) the trustee shall send a notice of special mandatory redemption on behalf of us to the holders on the Business Day after the occurrence of the special mandatory redemption event and (y) we will be required to redeem the notes on the Special Mandatory Redemption Date (as defined in “Description of the Notes—Escrow of proceeds; Special mandatory redemption”) at a special mandatory redemption price equal to

101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Escrow of proceeds; Special mandatory redemption.” If we redeem the notes pursuant to the special mandatory redemption, you may not obtain the return that you expected on your investment in the notes. Whether or not the special mandatory redemption is ultimately triggered, it may adversely affect trading prices for the notes prior to the Special Mandatory Redemption Date, if any.

You will have no rights under the special mandatory redemption provisions if the merger closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the consummation of the merger, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the merger agreement change, including in material respects.

We may be unable to fund the entire Special Mandatory Redemption Price relating to the notes in the event of a special mandatory redemption.

We are obligated to place the net proceeds of the offering of the notes in escrow with the trustee acting as escrow agent (together with any other property from time to time held by the escrow agent, the “escrow property”). Until such time as it is released from escrow, the escrow property will be held in an account under the control of the escrow agent and will be invested by the escrow agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us. See “Description of the Notes—Escrow of proceeds; Special mandatory redemption.” In the event of a special mandatory redemption, the escrow property will be released to the trustee and we will be required to provide to the trustee any additional amounts necessary to fund the redemption of the notes at the Special Mandatory Redemption Price (as defined under “Description of the Notes—Escrow of proceeds; Special mandatory redemption”). We may not have sufficient funds in addition to the escrow property to pay the entire Special Mandatory Redemption Price, which would constitute an event of default under the indenture and could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

Our financial and operating performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the portions of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled “Risk Factors” for a discussion of some of the factors that could affect our financial and operating performance.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

There may be no public trading markets for the notes.

The notes are new issues of securities for which there are currently no established trading markets. Markets for the notes may not develop or, if any do develop, they may not be maintained. If markets develop, the notes could trade at prices that may be higher or lower than the initial offering prices or the prices at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the markets for similar securities, the redemption and repayment features of the notes and the time remaining to maturity of the notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If active markets for the notes fail to develop or be sustained, the trading prices and liquidity of the notes could be adversely affected.

We may not be able to repurchase all of the notes upon a Change of Control Repurchase Event, which would result in a default under the notes.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes—Change of control”), each holder will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. However, we may not have sufficient funds to repurchase the notes upon such event. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase would result in a default under the notes. For more information, see “Description of the Notes—Change of control.”

The limited covenants in the indenture governing the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•

restrict our or our subsidiaries’ ability to make investments, to engage in sale-leaseback transactions, to engage in transactions with affiliates or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that would not constitute a Change of Control Repurchase Event (as defined in “Description of the Notes—Change of control”) that would enable you to require us to repurchase the notes as described under “Description of the Notes—Change of control,” but which could nevertheless substantially affect our capital structure and the value of the notes. The indenture also permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, subject to certain limits as described under “Description of the Notes—Certain covenants—Limitations on liens.” For these reasons, the terms of the indenture governing the notes will provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

We are a holding company, and if our subsidiaries do not make sufficient distributions to us, we will not be able to make payments on our debt, including the notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay corporate expenses depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes.

Neither Global Payments nor any subsidiary of Global Payments has any property that has been determined to be a principal property under the indenture.

The indenture governing the notes will include a covenant that will, among other things, limit our and certain of our subsidiaries’ ability to incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money if such indebtedness (in the case of an incurrence, issuance or assumption or issuance thereof by us or such subsidiaries) or any such guarantee (in the case of a guarantee by us or any of such subsidiaries) is or becomes secured by a lien on any of our or any such subsidiaries’ principal properties or certain other limited assets. However, as of the date of this prospectus supplement, neither we nor any of our subsidiaries has, nor do we expect that following the merger, either we or any of our subsidiaries will have, any property that constitutes a principal property under the indenture.

The notes will be effectively subordinated to any secured indebtedness we currently have outstanding or may incur in the future, in each case to the extent of the value of the property and assets securing such indebtedness, and will be structurally subordinated in right of payment to the liabilities (including trade accounts payable) and preferred equity of our subsidiaries, which, after consummation of the merger, will include any liabilities and preferred equity of any subsidiaries of TSYS.

Except in respect of the escrow described under the heading “Description of the Notes—Escrow of proceeds; Special mandatory redemption,” the notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our future unsecured and unsubordinated indebtedness from time to time outstanding. Except in respect of the escrow described under the heading “Description of the Notes—Escrow of proceeds; Special mandatory redemption,” the notes will be effectively subordinated to any secured indebtedness we currently have outstanding or may incur in the future, in each case to the extent of the value of the property and assets securing such indebtedness, and will not be secured by any of our assets or guaranteed by any of our subsidiaries. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

In addition, the notes will be structurally subordinated in right of payment to the liabilities (including trade accounts payable) and preferred equity of our subsidiaries, which, after consummation of the merger, will include any liabilities and preferred equity of any subsidiaries of TSYS. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

As of June 30, 2019, we had outstanding, on a consolidated basis, approximately $5.2 billion of secured indebtedness (excluding capital leases and settlement facilities). Also at that date, our subsidiaries had no indebtedness to third parties (excluding capital leases and settlement facilities) and had issued no preferred equity. After giving effect to the merger as if it had occurred on June 30, 2019 and the anticipated refinancing of outstanding indebtedness of Global Payments and TSYS and its subsidiaries on the closing date of the merger, we would have had outstanding, on a consolidated basis, approximately $6.7 billion of unsecured unsubordinated indebtedness and no secured indebtedness (in each case, excluding capital leases, settlement facilities and the notes offered hereby), and our subsidiaries, which would include the subsidiaries of TSYS, would have had no indebtedness to third parties (excluding capital leases and settlement facilities) and would have issued no preferred equity. See “Capitalization.”

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may choose to redeem the notes of any series prior to maturity.

We may redeem the notes of any series, at our option, in whole or in part, at any time and from time to time. See “Description of Notes—Optional redemption.” Although, in certain circumstances, the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $2.97 billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with borrowings under (1) the new senior unsecured $2.0 billion term loan facility (the “new term loan credit facility”) provided under a Term Loan Credit Agreement entered into by the Company, as borrower, in connection with the merger, and (2) the new senior unsecured $3.0 billion revolving credit facility (the “new revolving credit facility” and, together with the new term loan facility, the “new facilities”) provided under a Credit Agreement entered into by the Company, together with certain wholly owned subsidiaries of the Company, as borrowers, in connection with the merger, and cash on hand, to refinance certain outstanding indebtedness of Global Payments and TSYS, make any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, pay transaction fees and costs related to the merger and for general corporate purposes.

The offering of the notes is not conditioned upon, and will be consummated before, the closing of the merger. Concurrently with the initial issuance of the notes, we will enter into an escrow agreement with the trustee, which will act as escrow agent (the “escrow agent”), pursuant to which we will deposit, or cause to be deposited, into an account under the control of the escrow agent the net proceeds from the initial issuance of the notes (together with any other property from time to time held by the escrow agent, the “escrow property”). As long as the escrow property is deposited with the escrow agent, it will be invested by the escrow agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us.

In order to cause the escrow agent to release the escrow property to us, on or prior to November 27, 2020 (the “outside date”), we must deliver an officer’s certificate to the escrow agent certifying that the merger will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the “escrow release condition”).

If (i) the escrow release condition has not been fulfilled prior to 11:59 p.m. (New York City time) on the outside date or (ii) we deliver a termination notice to the escrow agent prior to 11:59 p.m. (New York City time) on the outside date indicating that (a) we will not pursue the consummation of the merger or (b) we have determined in our sole discretion that the escrow release condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the outside date (any event described in clause (i) or (ii) of this sentence, a “special mandatory redemption event”), (x) the trustee shall send a notice of special mandatory redemption on behalf of us to the holders on the Business Day after the occurrence of the special mandatory redemption event and (y) we will be required to redeem the notes on the date that is three Business Days following the occurrence of the special mandatory redemption event at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

See “Description of the Notes—Escrow of proceeds; Special mandatory redemption.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the expected impact of the merger, and the anticipated refinancing of certain outstanding indebtedness of Global Payments and TSYS on the closing date of the merger (including the expected application of the net proceeds from this offering, as described in “Use of Proceeds,” and the incurrence of debt from other financing sources including the new facilities).

The offering of the notes is not conditioned upon, and will be consummated before, the closing of the merger. Concurrently with the initial issuance of the notes, we will enter into an escrow agreement with the escrow agent, pursuant to which we will deposit, or cause to be deposited, into an account under the control of the escrow agent the net proceeds from the initial issuance of the notes (together with any other property from time to time held by the escrow agent, the “escrow property”). As long as the escrow property is deposited with the escrow agent, it will be invested by the escrow agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us.

You should read the table together with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the three months ended June 30, 2019, each incorporated by reference into this prospectus supplement and the accompanying prospectus, TSYS’ consolidated financial statements and the notes thereto and TSYS’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2018 and for the three and six months ended June 30, 2019 included in our Current Report on Form 8-K filed on August 1, 2019, incorporated by reference into this prospectus supplement and the accompanying prospectus, and the unaudited pro forma condensed combined financial information about Global Payments and TSYS included in our Current Report on Form 8-K filed on August 1, 2019, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2019 (unaudited)
(In millions)	Actual	As Adjusted
Global Payments:
Existing term loan facility	$4,420	$—
Existing revolving credit facility	765	—
New term loan facility	—	2,000
New revolving credit facility	—	1,655
Notes offered hereby:
2.650% senior notes due 2025	—	1,000
3.200% senior notes due 2029	—	1,250
4.150% senior notes due 2049	—	750
TSYS:
Existing TSYS term loan facility	21	21
Existing TSYS revolving credit facility	970	—
Assumed TSYS senior notes	3,050	3,050

Total debt (including current maturities)	9,226	9,726

Total shareholders’ equity(1)	6,670	25,385

Total capitalization	$15,896	$35,111

(1)

Total shareholders’ equity, As Adjusted, reflects the actual reported shareholders’ equity of Global Payments as of June 30, 2019 plus the expected fair value of common shares of $21.2 billion to be issued to TSYS shareholders upon consummation of the merger less the historical equity of TSYS of $2.5 billion as of June 30, 2019.

DESCRIPTION OF THE NOTES

The description of notes in this prospectus supplement is only a summary and is intended to be an overview of the material provisions of the notes and the Indenture, but is not intended to be comprehensive. Since this description of notes is only a summary of the specific terms of the notes offered hereby, you should refer to the Indenture and the global note relating to each series of the notes for a complete description of our obligations and your rights in respect of the notes. This description of notes is subject to, and qualified in its entirety by reference to, the actual provisions of the notes and the Indenture. For information about how to obtain copies of the Indenture from us, see “Where You Can Find More Information” in the accompanying prospectus and this prospectus supplement.

The 2025 notes, the 2029 notes, and the 2049 notes (together, the “notes”) are three separate series of “debt securities” as contemplated by the accompanying prospectus. We will issue the notes as separate series of debt securities under the indenture, dated August 14, 2019, between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Base Indenture”). The Base Indenture will be supplemented by a first supplemental indenture, to be entered into concurrently with the delivery of the notes (such supplemental indenture, together with the Base Indenture, the “Indenture”). The terms of the 2025 notes, the 2029 notes, and the 2049 notes include those expressly set forth in the Indenture and the applicable global note with respect to each such series, and those made part of the Indenture by referencing the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Indenture will not limit the aggregate principal amount of debt securities (including the notes) that may be issued under it. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first interest payment date); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

When we refer to “we,” “us,” “our” or “the Company” in this section, we refer only to Global Payments and not our subsidiaries.

General

The 2025 notes will be initially issued in an aggregate principal amount of $1,000,000,000, the 2029 notes will be initially issued in an aggregate principal amount of $1,250,000,000, and the 2049 notes will be initially issued in an aggregate principal amount of $750,000,000. The notes of each series will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2025 notes will mature on February 15, 2025, the 2029 notes will mature on August 15, 2029, and the 2049 notes will mature on August 15, 2049 (in each case, the “maturity date”), in each case unless earlier redeemed or repurchased by us. Upon surrender on the applicable maturity date, each series of the notes will be repaid at 100% of their principal amount.

The 2025 notes will bear interest at the rate of 2.650% per annum, the 2029 notes will bear an interest rate of 3.200% per annum, and the 2049 notes will bear an interest rate of 4.150% per annum from August 14, 2019, or from the most recent interest payment date through which interest has been paid or duly provided for. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full monthly period shall be computed on the basis of the actual number of calendar days elapsed in such a period. Interest on the notes will be payable semi-annually on each February 15 and August 15 (each such date is referred to as an “interest payment date”), beginning on

February 15, 2020, until the principal amount has been paid or made available for payment, to holders of notes at the close of business on February 1 or August 1, as the case may be, immediately preceding the applicable interest payment date (each such date is referred to as an “interest record date”). If any interest payment date, maturity date or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day, and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Ranking

Except in respect of the escrow described under the heading “—Escrow of proceeds; Special mandatory redemption,” the notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our future unsecured and unsubordinated indebtedness from time to time outstanding. Except in respect of the escrow described under the heading “—Escrow of proceeds; Special mandatory redemption,” our obligations arising under the notes will not be secured by any of our assets or guaranteed by any of our subsidiaries.

Except in respect of the escrow described under the heading “—Escrow of proceeds; Special mandatory redemption,” the notes will be effectively subordinated to any secured indebtedness we currently have outstanding (including, prior to the refinancing thereof as described in the following paragraph, the Existing Credit Agreement) or may incur in the future, in each case to the extent of the value of the property and assets securing such indebtedness, and will be structurally subordinated in right of payment to the liabilities (including trade accounts payable) and preferred equity of our subsidiaries, which after consummation of our merger with TSYS in accordance with the Merger Agreement (the “merger”), will include any liabilities and preferred equity of any subsidiaries of TSYS. See “Risk Factors—Risks Related to the Notes.”

As of the date of this prospectus supplement, the Company has entered into the new facilities for purposes of, among other things, (i) refinancing the indebtedness outstanding under the Existing Credit Agreement and releasing all liens on collateral securing the obligations thereunder and (ii) refinancing the indebtedness outstanding under the TSYS Credit Agreement, in each case effective upon completion of the merger ((i) and (ii) together, the “refinancing”). After giving effect to the merger as if it had occurred on June 30, 2019 and the anticipated refinancing of outstanding indebtedness of Global Payments and TSYS and its subsidiaries on the closing date of the merger, we would have had outstanding, on a consolidated basis, approximately $6.7 billion of unsecured unsubordinated indebtedness and no secured indebtedness (in each case, excluding capital leases, settlement facilities and the notes offered hereby), and our subsidiaries, which would include the subsidiaries of TSYS, would have had no indebtedness to third parties (excluding capital leases and settlement facilities) and would have issued no preferred equity. See “Capitalization.”

The Indenture does not contain any covenants or provisions that would afford the holders of the notes protection in the event of a highly leveraged or other transaction that is not in the best interests of the holders, except to the limited extent described below under the headings “—Change of control” and “—Certain covenants.”

Escrow of proceeds; Special mandatory redemption

Concurrently with the initial issuance of the notes, we will enter into an escrow agreement with the trustee, which will act as escrow agent (the “escrow agent”), pursuant to which we will deposit, or cause to be deposited, into an account under the control of the escrow agent (the “escrow account”) the net proceeds from the initial issuance of the notes (together with any other property from time to time held in the escrow account, the “escrow property”). As long as the escrow property is deposited with the escrow agent, it will be invested by the escrow agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us.

In order to cause the escrow agent to release the escrow property to us, on or prior to November 27, 2020 (the “Outside Date”), Global Payments must deliver an officer’s certificate to the escrow agent certifying that the merger will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the “Escrow Release Condition”).

If the Escrow Release Condition is fulfilled prior to 11:59 p.m. (New York City time) on the Outside Date, the escrow agent will release the escrow property (including investment earnings) to or at the order of Global Payments.

If (i) the Escrow Release Condition has not been fulfilled prior to 11:59 p.m. (New York City time) on the Outside Date or (ii) Global Payments delivers a termination notice to the escrow agent prior to 11:59 p.m. (New York City time) on the Outside Date indicating that (a) Global Payments will not pursue the consummation of the merger or (b) Global Payments has determined in its sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (any event described in clauses (i) or (ii) of this sentence, a “Special Mandatory Redemption Event”), (x) the trustee shall send a notice of special mandatory redemption on behalf of us to the holders on the Business Day after the occurrence of the Special Mandatory Redemption Event and (y) we will be required to redeem the notes on the date that is three Business Days following the occurrence of the Special Mandatory Redemption Event (the “Special Mandatory Redemption Date”) at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). On or before the Business Day immediately prior to the Special Mandatory Redemption Date, the escrow agent shall release the escrow property (including investment earnings) to the trustee, without the requirement of notice to or action by Global Payments, the trustee or any other person, and, on or prior to the Special Mandatory Redemption Date, we will provide to the trustee any additional amounts necessary to fund the redemption of the notes at the Special Mandatory Redemption Price. On the Special Mandatory Redemption Date, the trustee shall cause the redemption of the notes and the payment to the holders of the Special Mandatory Redemption Price.

Optional redemption

At any time prior to the Applicable Par Call Date, each series of notes will be redeemable, at our option, in whole or in part, at any time and from time to time, upon not less than 15 nor more than 60 days’ notice. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the 2025 notes, 25 basis points in the case of the 2029 notes, or 30 basis points in the case of the 2049 notes, provided that the principal amount of a note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof;

in each case, plus accrued and unpaid interest thereon to, but excluding, the redemption date. If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such interest record date, and no additional interest will be payable to holders whose notes are subject to redemption by us.

On or after the Applicable Par Call Date, each series of notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of this “—Optional redemption” section, the following terms have the following meanings:

“Applicable Par Call Date” means, with respect to the 2025 notes, January 15, 2025, with respect to the 2029 notes, May 15, 2029, and with respect to the 2049 notes, February 15, 2049.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of notes to be redeemed (assuming that such series of notes matured on the Applicable Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes to be redeemed (assuming that such series of notes matured on the Applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date for a series of notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if Global Payments obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us from time to time.

“Reference Treasury Dealer” means each of (i) each of BofA Securities, Inc. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we shall substitute therefor another primary U.S. Government securities dealer in New York City and (ii) one or more other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us so long as the entity is a primary U.S. Government securities dealer in New York City.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each series of notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption thereof but for the redemption to the Applicable Par Call Date; provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from the preceding interest payment date to that redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the arithmetic average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “U.S. government securities—Treasury constant maturities—nominal,” for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third Business Day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Notice of any redemption will be mailed by first-class mail (or delivered in accordance with the applicable procedures of the Depository Trust Company or any successor (“DTC”)) at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If less than all the notes of a series are to be redeemed, the notes to be redeemed shall be selected by the trustee not more than 60 days before the redemption date pro rata or by any method that complies with the procedures of DTC. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Any notice of redemption of any series of notes may, at our discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any, merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date.

Any notice of redemption may provide that payment of the redemption price and the performance of our obligations with respect to such redemption may be performed by another person.

Except as described herein, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Change of control

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described under “—Optional redemption” on or prior to the date that is 30 days following such Change of Control Repurchase Event, each holder will have the right to require us to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”); provided that after giving effect to the repurchase, any notes that remain outstanding shall have a denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Within 30 days following any Change of Control Repurchase Event, or, at our option, prior to any Change of Control but after any public announcement of the transaction that constitutes or may constitute the Change of Control, unless we have exercised our right to redeem all of the notes as described under “—Optional redemption,” we will mail with a copy to the trustee or cause the trustee to mail a notice by first-class mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each holder, stating:

•

that such Change of Control Repurchase Event has occurred (or, in the case of a notice provided prior to a Change of Control but after a public announcement of the transaction that constitutes or may constitute a Change of Control, that such Change of Control Repurchase Event is expected to occur) and that such holder has the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of the outstanding principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date);

•

the date of repurchase (which shall be no earlier than 15 days nor (except to the extent that such notice is conditioned on the occurrence of the Change of Control Repurchase Event) later than 60 days from the date the Change of Control Offer is mailed, other than as may be required by law), which date, in a notice conditioned on the occurrence of a Change of Control Event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (the “Change of Control Payment Date”);

•	the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its notes repurchased; and

•

the notice will, if mailed or otherwise delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring.

On the Change of Control Payment Date, we will, to the extent lawful:

•

accept for payment all notes or portions of notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

•

deliver or cause to be delivered to the trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such interest record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Repurchase Event, the Indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and repurchases all notes validly tendered and not withdrawn under the Change of Control Offer.

In connection with any Change of Control Offer for any series of notes, if holders of not less than 90% in aggregate principal amount of the outstanding notes of such series validly tender and do not withdraw such notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company as described above, purchases all such notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 15 but not more than 60 days’ notice mailed, or delivered electronically if such notes are held by DTC, by the Company to each holder of such notes (provided, that such notice is given not more than 30 days following the repurchase date pursuant to such Change of Control Offer), to redeem all the notes of such series that remain outstanding following such purchase at a price in cash equal to 101% of the outstanding principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date).

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the Indenture by virtue of the conflict.

Our ability to repurchase notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under the indebtedness of us and our subsidiaries and cause a default under the agreements related to such indebtedness but may not constitute a Change of Control Repurchase Event under the Indenture. Future indebtedness of ours and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control Repurchase Event or require such indebtedness to be repurchased upon a Change of Control Repurchase Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if a Change of Control Repurchase Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase all of the notes upon a Change of Control Repurchase Event, which would result in a default under the notes.”

The definition of Change of Control below includes a sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Global Payments and our subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to us or our subsidiaries. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” assets. As a result, it may be unclear as to whether or not a Change of Control, and thus a Change of Control Repurchase Event, has occurred and whether or not a holder of notes may require us to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes.

For purposes of this “—Change of control” section, the following terms have the following meanings:

“Change of Control” means:

•

the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our Voting Stock;

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Global Payments and our subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to us or our subsidiaries; or

•	the adoption by our stockholders of a plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a Person and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of such Person are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than a majority of the Voting Stock of such Person.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s does not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act) or “organizations”, as the case may be, selected by us, which shall be substituted for S&P or Moody’s, as the case may be.

“Rating Event” means, with respect to any series of notes, the ratings of such series of notes are decreased from Investment Grade by each of the Rating Agencies to below Investment Grade by each of the Rating Agencies on any date during the period commencing on the date of the first public notice by us of any arrangement that could result in a Change of Control (the “rating date”) and ending 60 days following public notice by us of the consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either Rating Agency as a result of such Change of Control); provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Certain covenants

The Indenture will contain the following covenants in respect of each series of the notes offered hereby.

Limitations on liens

We will not (nor will we permit any of our Restricted Subsidiaries to) incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money if such indebtedness (in the case of an incurrence, issuance, permission to exist or assumption thereof by us or any of our Restricted Subsidiaries) or any such guarantee (in the case of a guarantee by us or any of our Restricted Subsidiaries) is or becomes secured by a Lien on any of our or our Restricted Subsidiaries’ Principal Properties or on any stock or indebtedness for borrowed money of any of our Restricted Subsidiaries, whether now owned or hereafter acquired, without effectively providing that the notes (together with, if we shall so determine, any other indebtedness or obligations of us or any of our Restricted Subsidiaries ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or prior to) such indebtedness for borrowed money or guarantee (as applicable) until such time as such indebtedness or guarantee (as applicable) is no longer secured by such Lien, except for any such indebtedness or guarantee to the extent secured by:

(1)	Liens existing as of the issue date of the notes or that we or any of our Restricted Subsidiaries have agreed to pursuant to the terms of agreements existing as of the issue date of the notes;

(2)	Liens granted after the issue date of the notes, created in favor of the holders of the notes;

(3)

Liens which are incurred to extend, renew or refinance (or in connection with any successive extension, renewal or refinancing of) indebtedness for borrowed money or a guarantee of indebtedness for borrowed money which is secured by Liens permitted to be incurred under clauses (1), (2) or (4) of the first paragraph of this “—Limitation on liens” section or paragraphs (1), (3), (4) or (5) of the definition of “Permitted Liens,” in each case so long as (A) such Liens are limited to all or part of substantially the same property which secured the Liens extended, renewed or replaced plus improvements on such property, and (B) the amount of such indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(4)

Liens created in substitution of any Liens permitted by clauses (1) through (3) of the first paragraph of this “—Limitation on liens” section or paragraphs (1), (3), (4) or (5) of the definition of “Permitted Liens,” provided that, (i) based on a good faith determination of a senior officer of the Company, the assets encumbered by such substitute or replacement Lien are substantially similar in nature to the assets encumbered by the otherwise permitted Lien that is being replaced and (ii) the amount of such indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(5)	Permitted Liens.

Notwithstanding the foregoing, we and any of our Restricted Subsidiaries may incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money without securing the notes equally and ratably with (or prior to) such indebtedness or guarantee if, at the time of such incurrence, issuance, permission to exist, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is being retired substantially concurrently, the aggregate amount of all such outstanding indebtedness for borrowed money or guarantees thereof secured by Liens upon any Principal Properties or stock or indebtedness for borrowed money of any of our Restricted Subsidiaries, other than Liens described in clauses (1) through (5) above, does not at such time exceed 10% of Consolidated Total Assets.

Consolidation, merger or sale of assets

We will not consolidate with, or merge with or into, any other Person (other than in a merger or consolidation in which the Company is the continuing Person) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (in one transaction or a series of related transactions) to any other Person (other than one or more Subsidiaries of the Company), unless:

(1)

the Person (if other than us) formed by such consolidation or into which we are merged, or to which our assets shall be sold, conveyed, transferred, leased or otherwise disposed of, shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on the notes of each series and under the Indenture;

(2)

immediately after giving effect to the transaction referred to in clause (1), no Event of Default or any event that is, or after notice or passage of time or both would be, an Event of Default, shall have occurred and be continuing; and

(3)

we shall have delivered to the trustee (a) an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) complies with the relevant provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and (b) an officer’s certificate to the effect that immediately after giving effect to such transaction, no default shall have occurred and be continuing.

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture, except in the case of a lease, with the same effect as if such successor Person had been named in our place in the Indenture, and we shall be relieved of all obligations and covenants under the Indenture and the notes.

Notwithstanding the foregoing, any sale, conveyance, transfer or other disposition of assets between or among us and our subsidiaries will not be prohibited by or restricted under the Indenture.

Definitions

For purposes of this “Description of the Notes” section, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are authorized or required to be closed in the State of New York.

“Consolidated Total Assets” means, as of any date of determination, the total assets as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP applied on a consistent basis (calculated on a pro forma basis to give effect to any acquisitions and dispositions made subsequent to the date of such consolidated balance sheet and prior to or concurrent with the determination of Consolidated Total Assets).

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015, by and among Global Payments, the other borrowers party thereto, Bank of America, N.A. and the other lenders party thereto, as the same may have been or be amended from time to time.

“Lien” means a mortgage, security interest, pledge or lien or other similar encumbrance.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 27, 2019, by and between TSYS and Global Payments, as the same may be amended, restated, modified, or supplemented from time to time in accordance with its terms.

“new facilities” means (1) the new senior unsecured $2.0 billion term loan facility provided under a Term Loan Credit Agreement entered into by the Company, as borrower, on July 9, 2019 in connection with the merger, and (2) the new senior unsecured $3.0 billion revolving credit facility provided under a Credit Agreement entered into by the Company, together with certain wholly owned subsidiaries of the Company, as borrowers, on July 9, 2019 in connection with the merger, in each case with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents.

“Permitted Liens” means:

(1)

Liens on property to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such property, or to secure indebtedness incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(2)	Liens in favor of us or any of our subsidiaries;

(3)

any Lien (x) existing on property of a Person at the time of its consolidation with or merger into us or a subsidiary of ours or (y) existing on any property acquired by us or any subsidiary of ours at the time such property is so acquired (whether or not the indebtedness secured thereby shall have been assumed); provided that in each such case, (A) such Lien was not created or assumed in contemplation of such consolidation or merger or such Person’s becoming a subsidiary of ours or such acquisition of property and (B) such Lien shall extend solely to the property so acquired and improvements thereon or in the case of an acquisition of a subsidiary, the assets of the subsidiary, and in each case, proceeds thereof;

(4)

Liens on property in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue type) in order to permit us or any of our subsidiaries to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(5)

Liens securing obligations arising under or related to (i) the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business (each such transaction, a “Settlement”) and (ii) any payment or reimbursement obligation in respect of the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement (including, for the avoidance of doubt, any agreement with a bank or financial institution providing for short term financing for the purpose of funding any Settlement); and

(6)	Liens securing Securitized Indebtedness and receivables factoring, discounting, facilities or securitizations.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Principal Property” means the real property, fixtures, machinery and equipment relating to any facility that is real property located within the territorial limits of the United States of America (excluding its territories and possessions and Puerto Rico) owned by Global Payments or any of its subsidiaries, except for any facility that (i) has a net book value, on the date of determination as to whether a property is a principal property is being made, of less than 2% of our Consolidated Total Assets or (ii) in the opinion of the board of directors of Global Payments, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Restricted Subsidiary” means (i) any subsidiary of ours that constitutes a “significant subsidiary” (as such term is defined in Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of the Indenture), and (ii) any other subsidiary of ours that holds any Principal Property, in each case excluding (a) any subsidiary which is not organized under the laws of any state of the United States of America, (b) any subsidiary which conducts the major portion of its business outside the United States of America and (c) any subsidiary of any of the foregoing.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any subsidiary or affiliate thereof, on or prior to such date.

“subsidiary” means a corporation or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other subsidiaries, or by the Company and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, managers, trustees or equivalent of such corporation, whether at all times or only as long as no senior class of stock has such voting power by reason of any contingency.

“TSYS Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2018, by and among TSYS, Bank of America, N.A. and the lenders party thereto.

Events of Default

Each of the following is an “Event of Default” with respect to a series of the notes:

(1)	the failure to pay interest on such series of the notes when the same becomes due and payable, and the default continues for a period of 30 days;

(2)

the failure to pay the principal (or premium, if any) of such series of the notes, when such principal (or premium, if any) becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)

a default in the observance or performance of any other covenant or agreement contained in the Indenture, and the default continues for a period of 90 days after written notice thereof to us by the trustee or the holders of least 25% in the aggregate principal amount of outstanding notes of the affected series, specifying the default (and demanding that such default be remedied);

(4)	the failure to repurchase notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in compliance with the covenant set forth under “—Change of control”;

(5)

(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness for borrowed money or the payment of which is guaranteed by us in an aggregate principal amount in excess of $300 million at any one time and continuance of this failure to pay or (b) a default on any of our indebtedness for borrowed money or the payment of which is guaranteed by us, which default results in the acceleration of the principal of any of our indebtedness for borrowed money in an aggregate principal amount in excess of $300 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (a) or (b) above, 60 days or more after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of outstanding notes of the affected series; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured; and

(6)	certain events of bankruptcy or insolvency with respect to us.

If an Event of Default (other than an Event of Default specified in clause (6) above), shall occur and be continuing, the trustee or the holders of at least 25% of the principal amount of the affected series of notes may declare the principal of and accrued interest on the affected series of notes to be due and payable by notice in writing to us and the trustee (if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to a series of the notes as described above, the holders of a majority in principal amount of the affected series of notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

(1)	the rescission would not conflict with any judgment or decree;

(2)	all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration; and

(3)

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto. Holders of not less than a majority in principal amount of the affected series of notes may waive any existing default or Event of Default and its consequences, except a default in the payment of the principal of or interest on such notes.

Holders may not enforce the Indenture except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or discretion of any of the holders, unless the holders shall have offered to the trustee security or indemnity satisfactory to the trustee. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series in accordance with the terms of the Indenture. Nothing herein shall impair the right of a holder to institute suit for the enforcement of any payment on or with respect to the notes.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to his or her knowledge, are in compliance with all conditions and covenants of the notes and the Indenture.

Modification, amendment and waiver of the indenture

From time to time, we and the trustee, without the consent of the holders of the notes of any series, may amend the Indenture and the terms of the notes of such series for certain specified purposes, including:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment by a successor trustee;

(5)	to conform the terms of the Indenture or the notes to any provision or other description of the notes, as the case may be, contained in this prospectus supplement and the accompanying prospectus;

(6)	to provide for the assumption by a successor Person of our obligations under the Indenture and the notes, in each case in compliance with the provisions thereof;

(7)	to provide for the issuance of any additional notes under the Indenture;

(8)	to comply with the rules of any applicable securities depository;

(9)

to make any change that would provide any additional rights or benefits to the holders of the notes (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the trustee, add to the Company’s covenants for the benefit of the holders, add any additional events of default for the notes, or surrender any right or power conferred upon the Company) or that does not adversely affect the legal rights hereunder of any holder in any material respect;

(10)

to change or eliminate any restrictions on the payment of principal or premium, if any, on notes in registered form; provided that any such action shall not adversely affect the interests of the holders in any material respect;

(11)

to supplement any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the Indenture; provided that such action shall not adversely affect the interests of any of the holders in any material respect;

(12)

to change or eliminate any of the provisions of the Indenture so long as such change or elimination does not affect any notes which are outstanding under the Indenture prior to the effectiveness of such change or elimination; or

(13)	to make any change that does not adversely affect the interests of any holder of the notes in any material respect.

The holders of at least a majority in principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of that series, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any notes or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of each holder of that series. In addition, the holders of a majority in aggregate principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of that series, waive compliance by us with certain covenants of the Indenture or the notes. However, without the consent of each holder of the notes of an affected series, no amendment or waiver may:

(1)	reduce the percentage in principal amount of outstanding notes whose holders must consent to an amendment or waiver;

(2)	reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

(3)	reduce the principal of or change the fixed maturity of the notes, or reduce the redemption price or repurchase price of the notes;

(4)	make the notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the Indenture;

(5)

make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of and interest on the notes on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders holding a majority in principal amount of the notes to waive defaults or Events of Default; or

(6)

make any change in these amendment and waiver provisions, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each holder of the notes of an affected series.

In signing or refusing to sign an amendment to the Indenture, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel and an officer’s certificate. Other than as expressly set forth herein, other modifications and amendments of the Indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then-outstanding notes of the series affected by the amendment or modification.

Satisfaction and discharge; defeasance

Satisfaction and discharge

The Indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes issued thereunder, as expressly provided for in such Indenture, and rights to receive payments of principal of and premium, if any, and interest on such notes) as to all outstanding notes of a series, when:

1. either:

(A) all notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed notes of such series which have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

(B) all notes of such series not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee cash or U.S. government securities or a combination thereof as trust funds in trust solely for the benefit of the holders in an amount sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness on the notes of such series not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes that have become due and payable) or to the maturity date or redemption date, as the case may be; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an officers’ certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

2. we have paid all other sums payable under the Indenture by us; and

3. we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Full defeasance

We can legally release ourselves from any payment or other obligations on the notes of a series (called “full defeasance”) if the following conditions are met:

•

we irrevocably deposit in trust for the benefit of holders of the series of notes cash or U.S. Government or U.S. government agency notes or bonds, or a combination thereof, in such amounts as will, in the opinion of an independent accounting firm (which shall be delivered to the trustee) in the case of deposit of assets other than cash, generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their due date; and

•

either there is a change in current U.S. federal tax law or the Internal Revenue Service has published a ruling or we have received a ruling from the Internal Revenue Service, and based on that change or ruling, a legal opinion of our counsel has been delivered to the trustee confirming that beneficial owners of the series of notes will not recognize gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as if no defeasance had occurred.

If we accomplish a full defeasance, as described above, holders of the affected series of notes would have to rely solely on the trust deposit for repayment of the notes. Holders could not look to us for repayment in the event of any shortfall. However, even if we make the deposit in trust and deliver an opinion as discussed above, we will remain subject to obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies, to hold moneys for payment in trust and, if applicable, to effect conversion of notes.

Covenant defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants on the notes of any series. This is called “covenant defeasance.” In that event, holders of the notes of the affected series would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay such notes. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for the benefit of holders of the series of notes cash or U.S. Government or U.S. Government agency notes or bonds, or a combination thereof, in such amounts as will, in the opinion of an independent accounting firm (which shall be delivered to the trustee) in the case of deposit of assets other than cash, generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their due date; and

•

deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing beneficial owners of the series of notes to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

The trustee

U.S. Bank National Association (“U.S. Bank”) will act as trustee for the notes. We have other customary banking relationships with U.S. Bank and its affiliates in the ordinary course of business.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed by act of the holders of a majority in principal amount of the then-outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

No personal liability of directors, officers, employees, incorporator and stockholders

The Indenture will provide that no director, officer, employee, incorporator, agent, stockholder or affiliate of the Company, as such, shall have any liability for any obligations under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the notes, by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Unclaimed funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of such notes will be repaid to the Company upon its request. Thereafter, any right of any holder of notes to such funds shall be enforceable only against the Company, and the trustee and paying agents will have no liability therefore.

Governing law

The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Book-entry settlement and clearance

The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. None of us, the escrow agent or the trustee take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

Book-entry settlement

The notes of each series will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly.

Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the paying agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

No global security may be exchanged in whole or in part for securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any Person other than the depository for such global security or a nominee thereof unless (A) the depository (i) has notified the Company that it is unwilling or unable to continue as depository or (ii) has ceased to be a clearing agency registered under the Exchange Act at a time when the depository is required to be so registered to act as depository and a successor depository is not appointed by the Company within 90 days, (B) an event of default has occurred and is continuing and DTC notifies the trustee of its decision to exchange any global notes for securities registered in the names of persons other than DTC or (C) the Company executes and delivers to the trustee a company order that such global security will be so exchangeable or transferable.

The information in this section concerning DTC, DTC’s book-entry system and otherwise has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any notes other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Company, the trustee or any agent shall have any responsibility or liability for any actions taken or not taken by the DTC or will have any responsibility or liability for any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the notes or any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

Euroclear and Clearstream, Luxembourg

If the depository for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear or Clearstream, Luxembourg, in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be effected through DTC in accordance with DTC’s rules and procedures on behalf of Euroclear or Clearstream, as the case may be, by its respective depository.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States of America.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next Business Day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures described above to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither the Company, the trustee nor any agent shall have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the ownership and disposition of the notes. This summary only applies to those beneficial owners that purchase notes in the initial offering at the initial offering price and that hold notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change or differing interpretation, possibly on a retroactive basis, at any time. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons as described in Section 7701(a)(30) of the Code (“U.S. persons”) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor an entity that is classified for U.S. federal income tax purposes as a partnership. If an entity classified for U.S. federal income tax purposes as a partnership owns notes, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership and that owns notes, and any members of such an entity, are encouraged to consult their own tax advisors.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities, insurance companies, banks or other financial institutions, thrifts, real estate investment trusts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, persons who hold notes as part of a straddle, conversion transaction, or other risk reduction or integrated transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, retirement plans, individual retirement accounts or other tax-deferred accounts, qualified pension plans, certain former citizens or former long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, pass through entities, including partnerships and Subchapter S corporations, or any investors therein. Furthermore, this summary does not discuss any alternative minimum tax consequences or any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts if there is only a remote chance as of the date the notes are issued that such payments will be made. We believe and intend to take the position that the contingencies on the notes (for example, your right to require us to purchase the notes upon a Change of Control Repurchase Event as defined under “Description of the Notes—Change of control,” and our requirement to redeem all outstanding notes upon the occurrence of certain events as described under “Description of the Notes—Escrow of proceeds; Special mandatory redemption”) will not cause the “contingent payment debt instrument” rules of the Treasury regulations to apply. Our position that the “contingent payment debt instrument” rules of the Treasury regulations will not apply is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency on the notes occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Interest

It is anticipated, and this summary assumes, that the notes will be issued with less than a de minimis amount of original issue discount, if any (as determined under the Code). Accordingly, stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid (in accordance with the U.S. Holder’s method of tax accounting).

Disposition of Notes

In the case of a sale or other taxable disposition (including a redemption or retirement) of a note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. A gain or loss recognized by a U.S.

Holder on a sale or other taxable disposition of a note generally will constitute capital gain or loss. Capital gain recognized by an individual upon the sale or other taxable disposition of a note that is held for more than one year is generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of a capital loss recognized upon the sale or other taxable disposition of a note is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to payments of principal and interest on the notes to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a taxable disposition of the notes. In addition, a U.S. Holder may be subject to backup withholding on such payments that are subject to information reporting if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to backup withholding, or otherwise fails to comply with applicable backup withholding rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest

Interest earned on a note by a Non-U.S. Holder will be considered “portfolio interest,” and (subject to the discussion below under “—Non-U.S. Holders—Information Reporting and Backup Withholding”) will not be subject to U.S. federal income tax or withholding, if:

•

the Non-U.S. Holder is neither (i) a “controlled foreign corporation” that is related to us as described in Section 881(c)(3)(C) of the Code nor (ii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the total combined voting power of our equity interests;

•	the certification requirements described below are satisfied; and

•

the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, in the case of an applicable income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States).

In order to satisfy the certification requirement, the Non-U.S. Holder must provide the withholding agent a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or IRS Form W-8BEN-E, as applicable, or the appropriate successor form), under penalty of perjury, that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a securities clearing organization, bank or other financial institution holds the note in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification, under penalty of perjury, that a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or the appropriate successor form), has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form must be furnished to the payor.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption and that are not effectively connected with the conduct of a trade or business (or, if a U.S. income tax treaty applies and so provides, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). To claim a reduction or exemption under an applicable income tax treaty, a Non-U.S. Holder must generally submit, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form).

Any interest earned on a note that is effectively connected with the conduct of a trade or business (and, if a U.S. income tax treaty applies and so provides, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax.

Disposition of Notes

Subject to the discussion below under “—Non-U.S. Holders—Information Reporting and Backup Withholding,” any gain (other than an amount representing accrued but unpaid interest, which will be treated as described above in “—Non-U.S. Holders—Interest”) recognized by a Non-U.S. Holder upon a sale or other taxable disposition (including a redemption or retirement) of a note generally will not be subject to U.S. federal income tax or withholding unless:

•

the gain is effectively connected with the conduct of a trade or business (and, if a U.S. income tax treaty applies and so provides, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

•

in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

In the case of a Non-U.S. Holder whose gain is described in the first bullet point above, any such gain will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits for the year, subject to certain adjustments.

An individual Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable U.S. income tax treaty) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses.

Information Reporting and Backup Withholding

Any payments of interest on the notes to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest on the notes to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalty of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) that it is not a U.S. person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a note by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalty of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) that it is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a note by or through the foreign office of a foreign broker (within the meaning of applicable Treasury regulations). However, with respect to a payment of the proceeds of the disposition of a note by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States: information reporting requirements generally will apply unless the broker has documentary evidence that the holder is not a U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption; and backup withholding will not apply unless the disposition is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a U.S. person or otherwise does not satisfy the requirements for an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the notes through the underwriters named below for whom BofA Securities, Inc. (“BofA Securities”) and J.P. Morgan Securities LLC (“J.P. Morgan”) are acting as representatives (the “representatives”). Under the terms and subject to the conditions contained in an underwriting agreement among us and the representatives, we have agreed to sell to the underwriters named below, and each underwriter has severally agreed to purchase, the following respective principal amounts of the notes:

Underwriters	Principal Amount of 2025 Notes	Principal Amount of 2029 Notes	Principal Amount of 2049 Notes
BofA Securities, Inc.	$300,000,000	$375,000,000	$225,000,000
J.P. Morgan Securities LLC	200,000,000	250,000,000	150,000,000
Capital One Securities, Inc.	57,500,000	71,875,000	43,125,000
MUFG Securities Americas Inc.	57,500,000	71,875,000	43,125,000
PNC Capital Markets LLC	57,500,000	71,875,000	43,125,000
SunTrust Robinson Humphrey, Inc.	57,500,000	71,875,000	43,125,000
TD Securities (USA) LLC	57,500,000	71,875,000	43,125,000
Wells Fargo Securities, LLC	57,500,000	71,875,000	43,125,000
Fifth Third Securities, Inc.	37,000,000	46,250,000	27,750,000
BMO Capital Markets Corp.	21,000,000	26,250,000	15,750,000
Regions Securities LLC	21,000,000	26,250,000	15,750,000
U.S. Bancorp Investments, Inc.	21,000,000	26,250,000	15,750,000
Barclays Capital Inc.	10,000,000	12,500,000	7,500,000
CIBC World Markets Corp.	10,000,000	12,500,000	7,500,000
HSBC Securities (USA) Inc.	10,000,000	12,500,000	7,500,000
Mizuho Securities USA LLC	10,000,000	12,500,000	7,500,000
Synovus Securities, Inc.	10,000,000	12,500,000	7,500,000
Citizens Capital Markets, Inc.	5,000,000	6,250,000	3,750,000

Total	$1,000,000,000	$1,250,000,000	$750,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, then the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the applicable initial public offering price of up to 0.350% of the principal amount of the 2025 notes, 0.400% of the principal amount of the 2029 notes and 0.500% of the principal amount of the 2049 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the applicable initial public offering price of up to 0.250% of the principal amount of the 2025 notes, 0.250% of the principal amount of the 2029 notes and 0.350% of the principal amount of the 2049 notes.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
2025 notes	0.600%
2029 notes	0.650%
2049 notes	0.875%

We estimate that our out-of-pocket expenses (excluding the underwriting discounts) for this offering will be approximately $4.4 million and will be payable by us.

Each series of the notes is a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes of each series. However, they are not obligated to do so and may discontinue making secondary markets for the notes at any time without notice. No assurance can be given as to whether any trading markets for the notes will develop or, if any do develop, as to how liquid any such trading markets for the notes will be or whether any such trading markets will be sustained.

We have agreed to indemnify the several underwriters against certain liabilities, including under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified on the front cover of this prospectus supplement, which will be the 5th business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is the second business day preceding the closing date for this offering specified on the cover page of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisors.

Selling Restrictions

The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Notice to Canadian Investors

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to United Kingdom Investors

The communication of this prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the notes is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000 (as amended, the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus and such other documents and/or materials relating to the issue of the notes are only being distributed to, and are only directed at, persons in the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or who are any other persons to whom it may otherwise lawfully be made under the Order (each such person being referred to as a “relevant person”). In the United Kingdom, this prospectus supplement and the notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement nor the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Global Payments; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Hong Kong Investors

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Japan Investors

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Singapore Investors

Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Global Payments has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Switzerland Investors

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Global Payments or the notes has been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision of any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.

Notice to Taiwan Investors

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that require a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Conflicts of Interest

Affiliates of certain of the underwriters may be lenders with respect to amounts currently outstanding under TSYS’ existing bank loans or holders of TSYS’ existing notes and may receive a ratable portion of the part of the proceeds of this offering used to refinance the outstanding indebtedness of TSYS and its subsidiaries on the closing date of the merger. Affiliates of certain of the underwriters may also be lenders under our existing revolving credit facility and may receive a ratable portion of any part of the proceeds of this offering that is used to repay borrowings under our existing revolving credit facility pending consummation of the merger. Because more than 5% of the net proceeds of this offering may be received by affiliates of certain of these underwriters, this offering is being conducted in compliance with FINRA Rule 5121.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and nonfinancial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example, in connection with the merger, each of BofA Securities and J.P Morgan has acted as our financial advisor. In addition, in connection with the merger, each of Bank of America, National Association (an affiliate of BofA Securities), BofA Securities and J.P Morgan have entered into certain commitment letters, dated May 27, 2019, pursuant to which they committed to, among other things, provide a bridge facility in an aggregate amount equal to $2.75 billion, subject to the terms and conditions set forth in the commitment letters, in the event this offering is not consummated, and for which they will be paid customary fees, and the commitments thereof will be reduced by the net proceeds of this offering in connection with the closing of the offering. In addition, certain of the underwriters and their affiliates are lenders under the new facilities or may be clients of ours.

In addition, U.S. Bank National Association, an affiliate of one of the underwriters, is the trustee of the notes, for which it has been paid customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, certain of the underwriters or their respective affiliates hedge and are likely to hedge in the future, certain other of those underwriters or their respective affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge or otherwise reduce and certain other of those underwriters or their respective affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and, with respect to matters of the law of the State of Georgia, by Nelson Mullins Riley & Scarborough LLP. The validity of the notes offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

Global Payments

The consolidated financial statements and the related financial statement schedule of Global Payments Inc. and its subsidiaries incorporated in this prospectus supplement by reference from Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Global Payments’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and the related financial statement schedule and include an emphasis of a matter paragraph regarding Global Payments’ change of its fiscal year end from May 31 to December 31, in 2016, and an explanatory paragraph regarding Global Payments’ change in its method of accounting for revenue from contracts with customers in fiscal year 2018, due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and (2) express an unqualified opinion on the effectiveness of Global Payments’ internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

TSYS

The consolidated financial statements of Total System Services, Inc. (“TSYS”) as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that TSYS acquired Cayan Holdings LLC (“Cayan”) and iMobile3, LLC (“iMobile3”) during 2018, and management excluded from its assessment of the effectiveness of TSYS’ internal control over financial reporting as of December 31, 2018 Cayan and iMobile3’s internal controls over financial reporting associated with total assets of $1.2 billion and total revenues of $179 million included in the consolidated financial statements of TSYS as of and for the year ended December 31, 2018. The audit of internal control over financial reporting of TSYS also excluded an evaluation of the internal control over financial reporting of Cayan and iMobile3.

The audit report contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, TSYS has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

PROSPECTUS

GLOBAL PAYMENTS INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

The securities listed above may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 4 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2019

Unless the context requires otherwise, references to “Global Payments,” “we,” “us,” “our” or similar terms are to Global Payments Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.

This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside of the United States, neither we nor any selling securityholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, either separately or together, debt securities, common stock, preferred stock or depositary shares in one or more offerings.

Each time we offer and sell securities, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. Any applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated or deemed incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019;

•

the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Current Reports on Form 8-K filed on April 26, 2019, May 28, 2019, May 31, 2019, July 16, 2019, and August 1, 2019 (other than the portions of those documents not deemed to be filed); and

•

the “Description of Global Payments Capital Stock” section and the “Comparison of Shareholders’ Rights” section (to the extent relating to Global Payments) of our Registration Statement on Form S-4 filed with the SEC on July 3, 2019, as amended by Amendment No. 1 on Form S-4 filed with the SEC on July 23, 2019, and any other amendments and reports filed for the purpose of updating such description.

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8478

Attn: Investor Relations

Certain of our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to them, can be viewed and printed from the investor relations section of our website at www.globalpaymentsinc.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. Our common stock is listed on the New York Stock Exchange. You may inspect reports, proxy statements and other information about us at the office of the New York Stock Exchange, NYSE Euronext, 20 Broad Street, New York, NY 10005.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include all statements other than statements of historical facts included or incorporated by reference in this prospectus, including statements concerning our business operations, economic performance and financial condition, our business strategy and means to implement our strategy, the amount of future capital expenditures, our success in developing and introducing new products and expanding our business, the successful integration of future acquisitions, and the timing of the introduction of new and modified products or services. You can sometimes identify forward-looking statements by our use of the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “forecast,” “guidance” and similar terms and/or expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Although we believe that the plans and expectations reflected in or suggested by our forward-looking statements are reasonable, those statements are based on a number of assumptions, estimates, projections or plans that are inherently subject to significant risks, uncertainties and contingencies, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Accordingly, we cannot guarantee you that our plans and expectations will be achieved. Our actual revenues, revenue growth rates and margins, other results of operations and shareholder values could differ materially from those anticipated in our forward-looking statements as a result of many known and unknown factors, many of which are beyond our ability to predict or control.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019. These cautionary statements qualify all of our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumption or otherwise.

THE COMPANY

Global Payments is a leading worldwide provider of payment technology and software solutions delivering innovative services to our customers globally. Our technologies, services and employee expertise enable us to provide a broad range of solutions that allow our customers to accept various payment types and operate their businesses more efficiently.

We were incorporated in 2000 and spun-off from our former parent company in 2001. Including our time as part of our former parent company, we have been in the payment technology services business since 1967.

We are organized under the laws of the state of Georgia. The address and telephone number of our executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000. Our common stock is traded on the NYSE under the symbol “GPN”.

INDUSTRY AND MARKET DATA

We may use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

The description of our debt securities, common stock, preferred stock or depositary shares, as applicable, will be provided in a prospectus supplement. Each time we offer securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, information about the selling securityholders, will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by David L. Green, with respect to certain of our securities, or our counsel, Wachtell, Lipton, Rosen & Katz, with respect to certain of our securities. Any underwriters will be represented by their own legal counsel.

EXPERTS

Global Payments. The consolidated financial statements and the related financial statement schedule of Global Payments Inc. and its subsidiaries incorporated in this prospectus by reference from Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Global Payments’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and the related financial statement schedule and include an emphasis of a matter paragraph regarding Global Payments’ change of its fiscal year end from May 31 to December 31, in 2016, and an explanatory paragraph regarding Global Payments’ change in its method of accounting for revenue from contracts with customers in fiscal year 2018, due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and (2) express an unqualified opinion on the effectiveness of Global Payments’ internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

TSYS. The consolidated financial statements of Total System Services, Inc. (“TSYS”) as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that TSYS acquired Cayan Holdings LLC (“Cayan”) and iMobile3, LLC (“iMobile3”) during 2018, and management excluded from its assessment of the effectiveness of TSYS’ internal control over financial reporting as of December 31, 2018 Cayan and iMobile3’s internal controls over financial reporting associated with total assets of $1.2 billion and total revenues of $179 million included in the consolidated financial statements of TSYS as of and for the year ended December 31, 2018. The audit of internal control over financial reporting of TSYS also excluded an evaluation of the internal control over financial reporting of Cayan and iMobile3.

The audit report contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, TSYS has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

$3,000,000,000

$1,000,000,000 2.650% Senior Notes due 2025

$1,250,000,000 3.200% Senior Notes due 2029

$750,000,000 4.150% Senior Notes due 2049

P R O S P E C T U S    S U P P L E M E N T

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Capital One Securities	MUFG	PNC Capital Markets LLC	SunTrust Robinson Humphrey

TD Securities	Wells Fargo Securities

Senior Co-Manager

Fifth Third Securities

Co-Managers

BMO Capital Markets	Regions Securities LLC	US Bancorp	Barclays	CIBC Capital Markets

HSBC	Mizuho Securities	Synovus Securities, Inc.	Citizens Capital Markets

August 7, 2019